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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       FEDERATED DEPARTMENT STORES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                       FEDERATED DEPARTMENT STORES, INC.
                              151 West 34th Street
                            New York, New York 10001
                                      and
                             7 West Seventh Street
                             Cincinnati, Ohio 45202

                                                                  April 21, 1999

To the Stockholders:

     You are cordially invited to attend the 1999 annual meeting of the stockholders of Federated Department Stores, Inc. The annual meeting will be held on Friday, May 21, 1999, at 11:00 a.m., Eastern Daylight Time, at Federated's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The official notice of meeting, proxy statement and form of proxy are enclosed with this letter. The matters listed in the notice of meeting are described in the attached proxy statement.

     The vote of every stockholder is important. Accordingly, we would appreciate it if you would cast your vote promptly by following the instructions on the enclosed proxy card.

     We hope to see you at the annual meeting.

                                          Sincerely,

                                          JAMES M. ZIMMERMAN
                                          Chairman of the Board
                                          and Chief Executive Officer

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE CAST YOUR
               VOTE PROMPTLY BY FOLLOWING THE INSTRUCTIONS ON THE
                              ENCLOSED PROXY CARD.

                       FEDERATED DEPARTMENT STORES, INC.
                 151 West 34th Street, New York, New York 10001
                                      and
                 7 West Seventh Street, Cincinnati, Ohio 45202

  ---------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
  ---------------------------------------------------------------------------

To the Stockholders:

     Federated hereby gives notice that the annual meeting of its stockholders will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 21, 1999, at Federated's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The items on the agenda for the annual meeting are:

     1. To elect four Class II members of Federated's board of directors;

     2. To ratify the appointment of KPMG LLP as Federated's independent accountants for the fiscal year ending January 29, 2000;

     3. To act upon a proposal to amend Federated's 1995 Executive Equity Incentive Plan to increase the number of shares of Federated's common stock available for issuance under the plan; and

     4. To act upon such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

     Each of these matters is more fully described in the attached proxy statement. Stockholders of record at the close of business on April 2, 1999 are entitled to vote at the annual meeting or any postponements or adjournments thereof.

                                            DENNIS J. BRODERICK
                                            Secretary

April 21, 1999

     PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       FEDERATED DEPARTMENT STORES, INC.
                 151 West 34th Street, New York, New York 10001
                                      and
                 7 West Seventh Street, Cincinnati, Ohio 45202

                                PROXY STATEMENT

     The board of directors of Federated (the "Board") is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of Federated's stockholders. The annual meeting will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 21, 1999, at Federated's offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The proxies received will be used at the annual meeting and at any postponements or adjournments of the annual meeting for the purposes set forth in the accompanying notice of meeting. This proxy statement, the notice of meeting and accompanying proxy are being mailed to stockholders on or about April 21, 1999.

     Except where the context requires otherwise, the term "Federated" includes Federated and its subsidiaries.

                                    GENERAL

     The record date for the annual meeting is April 2, 1999. The holders of record of shares of common stock of Federated at the close of business on the record date are entitled to vote such shares at the annual meeting. As of the record date, 208,576,562 shares of common stock were outstanding. This number excludes shares held in the treasury of Federated or by subsidiaries of Federated. Each share of common stock, other than treasury shares and shares held by Federated's subsidiaries, is entitled to one vote on each of the matters listed in the notice of meeting.

     The holders of a majority of the outstanding shares of common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be included in determining the number of shares present or represented at the annual meeting. However, with respect to any matter brought to a vote at the annual meeting, abstentions and broker non-votes will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. In order to obtain approval of any matter brought to a vote at the annual meeting, the affirmative vote of the holders of a majority (or, in the case of the election of any nominee as a director, a plurality) of the shares of common stock represented at the annual meeting and actually voted is required. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on any such matter. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

     The Board has adopted a policy under which all voting materials that identify the votes of specific stockholders will be kept confidential and will not be disclosed to officers, directors or employees of Federated or third parties except as described below. Voting materials may be disclosed in any of the following circumstances:

     - if required by applicable law;

     - to persons engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain stockholder confidentiality as provided in the policy;

     - in those instances in which stockholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to Federated's management;

     - in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board;

     - in respect of a stockholder proposal that Federated's Board Organization and Corporate Governance Committee (the "BOCG Committee"), after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of Federated and its stockholders; and

     - in the event that representatives of Federated determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of voting materials.

     The policy described above will apply to the annual meeting.

     All shares of common stock represented at the annual meeting by proxies properly submitted prior to or at the annual meeting will be voted at the annual meeting in accordance with the instructions on the proxies, unless such proxies previously have been revoked. If no instructions are indicated, such shares will be voted FOR the nominees for director identified below, FOR the ratification of the appointment of Federated's independent accountants and FOR the proposal to amend the 1995 Equity Plan.

     A stockholder may revoke a proxy by submitting to the Secretary of Federated evidence of such revocation or a subsequent proxy authorized by such stockholder or by voting in person at the annual meeting. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy.

                                STOCK OWNERSHIP

     Certain Beneficial Owners. The following table sets forth information as to the beneficial ownership of each person known to Federated to own more than 5% of Federated's outstanding common stock.

                      NAME AND ADDRESS                        NUMBER OF SHARES    PERCENT OF CLASS
                      ----------------                        ----------------    ----------------
FMR Corp., 82 Devonshire Street Boston, MA 02109............     27,872,916            13.29%
Sanford C. Bernstein & Company, Inc., 767 Fifth Avenue, New
  York, New York 10153......................................     15,147,224             7.20%
Ark Asset Management Company, Inc., 125 Broad Street, 29th
  Floor, New York, New York 10004...........................     11,030,960             5.26%

     According to information set forth in a Schedule 13G, dated February 1, 1999 (the "FMR Schedule 13G"), filed with the Securities and Exchange Commission (the "SEC") by FMR Corp. ("FMR"), as of December 31, 1998, FMR was the beneficial owner of 27,872,916 shares of common stock (approximately 13.29% of the total number of shares of common stock outstanding). According to the FMR
Schedule 13G, (a) 25,998,202 of such shares (approximately 12.40% of the total number of shares of common stock outstanding) were beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, as a result of acting as investment advisor to various investment companies, (b) 1,873,414 of such shares (approximately 0.89% of the total number of shares of common stock outstanding) were beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, as a result of its serving as investment manager of institutional account(s), and (c) 1,300 of such shares were beneficially owned by Fidelity International Limited. According to the FMR Schedule 13G:

     - Each of FMR and Edward C. Johnson 3d, Chairman of FMR, has sole dispositive power over the shares owned by the investment companies described in clause (a) above. Neither FMR nor Edward C. Johnson has sole voting power over the shares owned directly by the Fidelity Funds. The Fidelity Funds' Boards of Trustees have the power to vote such shares.

     - Edward C. Johnson 3d and FMR, through its control of Fidelity Management Trust Company, each has sole dispositive power over all of the shares owned by the institutional account(s) described in clause (b) above. In addition, they have sole voting power over 1,262,018 of such shares, but have no voting power over the other 611,396 of such shares.

     According to the FMR Schedule 13G, Edward C. Johnson, 3d and Abigail P. Johnson, a director of FMR, own 12.0% and 24.5%, respectively, of the outstanding voting common stock of FMR, and various Johnson family members and various trusts for the benefit of Johnson family members are the predominant owners of the Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. According to the FMR Schedule 13G, through their ownership of FMR's voting common stock and related agreements, members of the Johnson family may be deemed to form a controlling group with respect to FMR.

     According to information set forth in a Schedule 13G, dated February 5, 1999 (the "Bernstein Schedule 13G"), filed with the SEC by Sanford C. Bernstein & Co., Inc. ("Bernstein"), as of December 31, 1998, Bernstein was the beneficial owner of 15,147,224 shares of common stock (approximately 7.2% of the total number of shares of common stock outstanding). According to the Bernstein
Schedule 13G, of the number of shares of common stock beneficially owned by Bernstein, Bernstein had (a) sole power to vote 8,059,028 shares, (b) shared power to vote 1,822,270 shares, and (c) sole power to dispose of or to direct the disposition of 15,147,224 shares.

     According to information set forth in a Schedule 13G, dated February 4, 1999 (the "Ark Schedule 13G"), filed with the Securities and Exchange Commission by Ark Asset Management Co., Inc. ("Ark"), as of December 31, 1998, Ark was the beneficial owner of 11,030,960 shares of common stock (approximately 5.26% of the total number of shares of common stock outstanding). According to the Ark
Schedule 13G, of the number of shares of common stock beneficially owned by Ark, Ark had (a) sole power to vote 8,043,760 shares and (b) sole power to dispose of or to direct the disposition of 11,030,960 shares.

     Stock Ownership of Directors and Executive Officers. The following table sets forth the shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of April 1, 1999 by each director of Federated, by each of the Named Executives (as defined below) and by directors and executive officers of Federated as a group. None of Federated's directors or executive officers, either individually or as a group, owns 1% or more of the outstanding shares of common stock. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

                       NAME                          NUMBER OF SHARES(1)
                       ----                          -------------------
Meyer Feldberg.....................................          13,031
Earl G. Graves, Sr.................................           9,631
George V. Grune....................................          18,633
Sara Levinson......................................           3,625
Terry J. Lundgren..................................         316,151
Joseph Neubauer....................................          17,931
Joseph A. Pichler..................................           2,075
Ronald W. Tysoe....................................         273,604
Karl M. von der Heyden.............................          19,731
Craig E. Weatherup.................................           5,911
Marna C. Whittington...............................           8,801
James M. Zimmerman.................................         723,671
Thomas G. Cody.....................................         225,264
Karen M. Hoguet....................................         100,053
All directors and executive officers as a group....       1,824,841

---------------

(1) Includes shares of common stock which may be acquired within 60 days through the exercise of options granted under the 1992 Executive Equity Incentive Plan, as amended, and the 1995 Executive Equity Incentive Plan, as amended (the "1995 Equity Plan", and together with the 1992 Executive Equity Incentive Plan, as amended, the "Equity Plans") as follows: Professor Feldberg, 11,031 shares; Mr. Graves, 9,031 shares; Mr. Grune, 14,631 shares; Ms. Levinson, 2,625 shares; Mr. Lundgren, 298,334 shares; Mr. Neubauer, 11,931 shares; Mr. Pichler, 875 shares; Mr. Tysoe, 195,500 shares; Mr. von der Heyden, 13,731 shares; Mr. Weatherup, 2,911 shares; Dr. Whittington, 4,895 shares; Mr. Zimmerman, 682,000 shares; Mr. Cody, 222,000 shares; Mrs. Hoguet, 90,500 shares; and all directors and executive officers as a group, 1,637,745 shares.

                        ITEM 1 -- ELECTION OF DIRECTORS

     Federated's Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws") provide that the directors of Federated are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected.

     In accordance with the recommendation of its BOCG Committee, the Board has nominated Meyer Feldberg, Terry J. Lundgren, Ronald W. Tysoe and Marna C. Whittington, each of whom is currently a member of the Board, for election as Class II Directors. If elected, such nominees will serve for a three-year term to expire at Federated's annual meeting of stockholders in 2002 or until their successors are duly elected and qualified. Information regarding the foregoing nominees, as well as the other persons who are expected to serve on the Board following the annual meeting, is set forth below.

     The Board has no reason to believe that any of the nominees will not serve if elected. However, if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board or, alternatively, the Board may reduce the number of directors to be elected at the annual meeting.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS -- TERM EXPIRES AT THE 2002 ANNUAL MEETING

MEYER FELDBERG

     Professor Feldberg, age 57, has been Dean of the Columbia Business School at Columbia University since 1989. He is also a member of the boards of directors of PaineWebber Mutual Funds, Revlon, Inc. and Primedia, Inc. Professor Feldberg is a member of the BOCG, Compensation, Executive and Public Policy Committees and the Section 162(m) Subcommittee of the Board. Professor Feldberg has been a director since 1992.

TERRY J. LUNDGREN

     Mr. Lundgren, age 46, has been President and Chief Merchandising Officer of Federated since May 1997. From February 1994 until February 19, 1998, he was the Chairman of the Federated Merchandising Group, a division of Federated. Mr. Lundgren is a member of the Public Policy Committee of the Board. Mr. Lundgren has been a director since May 1997.

RONALD W. TYSOE

     Mr. Tysoe, age 46, has been Vice Chairman, Finance and Real Estate of Federated since April 1990. From April 1990 until October 1997, Mr. Tysoe also served as the Chief Financial Officer of Federated. Mr. Tysoe is also a member of the boards of directors of E.W. Scripps Company and American Annuity Group, Inc. Mr. Tysoe is a member of the Finance Committee of the Board. Mr. Tysoe has been a director since 1988.

MARNA C. WHITTINGTON

     Dr. Whittington, age 51, is Chief Operating Officer of Morgan Stanley Dean Witter Investment Management ("Morgan Stanley"), where she has been employed since 1996. From 1992 until 1996, she was a partner with the private investment firm of Miller, Anderson & Sherrerd, LLP, which was acquired by Morgan Stanley in 1996. Dr. Whittington is also a member of the board of directors of Rohm & Haas Company. Dr. Whittington is a member of the Audit Review, BOCG, Executive and Finance Committees of the Board. Dr. Whittington has been a director since 1993.

CLASS III DIRECTORS -- TERM EXPIRES AT THE 2000 ANNUAL MEETING

EARL G. GRAVES, SR.

     Mr. Graves, age 64, has been Chairman and Chief Executive Officer of Earl
G. Graves, Ltd., a multi-faceted communications company, since 1970, and is the Publisher and Chief Executive Officer of "Black Enterprise" magazine, which he founded. Additionally, since 1996, Mr. Graves has served as Chairman Emeritus of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. Mr. Graves is also a member of the boards of directors of Aetna Inc., AMR Corporation, Daimler Chrysler Corporation and Rohm & Haas Corporation. He is a member of the Audit Review, BOCG, Executive and Public Policy Committees of the Board. Mr. Graves has been a director since 1994.

GEORGE V. GRUNE

     Mr. Grune, age 69, has been Chairman of the DeWitt Wallace Reader's Digest Fund, Inc. and the Lila Wallace Reader's Digest Fund, Inc. since August 1995. Mr. Grune was the Chairman and Chief Executive Officer of The Reader's Digest Association, Inc. on an interim basis from August 1997 until May 1998, and for 10 years prior to his initial retirement from such positions in 1995 and 1994, respectively. Mr. Grune is also a member of the boards of directors of Avon Products, Inc., Bestfoods and The Chase Manhattan Corporation. He is a member of the Audit Review, Compensation, Executive and Public Policy Committees and the
Section 162(m) Subcommittee of the Board. Mr. Grune has been a director since 1992.

CRAIG E. WEATHERUP

     Mr. Weatherup, age 53, has been Chairman and Chief Executive Officer of The Pepsi Bottling Group, Inc. since November 1998. From July 1996 until October 1998, he was the Chairman and Chief Executive Officer of Pepsi-Cola Company. From April 1996 until July 1996, he was President of PepsiCo, Inc. From 1990 until April 1996, he served as President and Chief Executive Officer of Pepsi-Cola North America. Mr. Weatherup is also a member of the board of directors of Starbucks Corporation. He is a member of the BOCG, Compensation and Public Policy Committees of the Board. Mr. Weatherup has been a director since August 1996.

JAMES M. ZIMMERMAN

     Mr. Zimmerman, age 55, has been Chairman of the Board and Chief Executive Officer of Federated since May 1997. From May 1988 until May 1997, he was the President and Chief Operating Officer of Federated. He is also a member of the boards of directors of The Chubb Corporation and H.J. Heinz Company. Mr. Zimmerman is a member of the Executive and Finance Committees of the Board. Mr. Zimmerman has been a director since 1988.

CLASS I DIRECTORS -- TERM EXPIRES AT THE 2001 ANNUAL MEETING

SARA LEVINSON

     Ms. Levinson, age 48, has been President of NFL Properties, Inc. since September 1994. From 1993 until September 1994, she was President -- Business Director of MTV: Music Television, a division of Viacom International, Inc. Ms. Levinson is also a member of the board of directors of Harley Davidson, Inc. Ms. Levinson is a member of the Audit Review and Public Policy Committees of the Board. Ms. Levinson has been a director since May 1997.

JOSEPH NEUBAUER

     Mr. Neubauer, age 57, has been Chairman of ARAMARK Corporation since 1984 and Chief Executive Officer of ARAMARK Corporation since 1983, and was President of ARAMARK Corporation from 1983 until 1997. He is also a member of the boards of directors of ARAMARK Corporation, Bell Atlantic Corporation, First Union Corporation and CIGNA Corporation. Mr. Neubauer is a member of the BOCG, Compensation, Executive and Finance Committees of the Board. Mr. Neubauer has been a director since 1992.

JOSEPH A. PICHLER

     Mr. Pichler, age 59, has been Chairman and Chief Executive Officer of The Kroger Co. since June 1990. He is also a member of the boards of directors of The Kroger Co. and Milacron, Inc. Mr. Pichler is a member of the

BOCG and Compensation Committees and the Section 162(m) Subcommittee of the Board. Mr. Pichler has been a director since December 1997.

KARL M. VON DER HEYDEN

     Mr. von der Heyden, age 62, has been Vice Chairman of the Board of Directors of PepsiCo, Inc. since September 1996 and was Chief Financial Officer of PepsiCo, Inc. from September 1996 until March 1998. Mr. von der Heyden was President and Chief Executive Officer of Metallgesellschaft Corp. from December 1993 until July 1994. He was previously Co-Chairman and Chief Executive Officer of RJR Nabisco, Inc. from March to May 1993 and was Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc. from 1989 to 1993. He is also a member of the board of directors of Zeneca Group PLC. Mr. von der Heyden is a member of the Audit Review, Public Policy and Finance Committees of the Board. Mr. von der Heyden has been a director since 1992.

             FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

ATTENDANCE AT MEETINGS

     The Board held nine meetings during the fiscal year ended January 30, 1999. No director attended fewer than 75% of the total number of meetings of the Board and Board Committees on which such director served.

COMMITTEES OF THE BOARD

     The Board has established the following standing committees: the Executive Committee, the Finance Committee, the Public Policy Committee, the Audit Review Committee, the BOCG Committee, the Compensation Committee and the Section 162(m) Subcommittee. Each of these standing committees is reconstituted following each annual meeting of Federated's stockholders. The By-Laws require that the Audit Review, BOCG and Compensation Committees be composed solely of non-employee directors and that a majority of the members of the Executive and Finance Committees be non-employee directors. The By-Laws define "non-employee director," in general, to mean a director of Federated who is not a full-time employee of Federated or any of its subsidiaries. The By-Laws further require that all of the members of the Audit Review, BOCG and Compensation Committees, and a majority of the members of the Executive, Finance, and Public Policy Committees and each other directorate committee that the Board may from time to time establish, be independent directors. However, the By-Laws permit a majority of the independent directors then serving as Board members to determine in a specific instance that it would be in the best interests of Federated and its stockholders that the By-Laws not operate to preclude the service of one or more individuals on one or more of such committees. The By-Laws define "independent director," in general, to mean a director of Federated who:

     - is not (and has not been within the preceding 60 months) an employee of Federated or any of its subsidiaries;

     - is not (and has not been within the preceding 60 months) an executive officer, partner or principal in or of any corporation or other entity that is or was a paid advisor, consultant or provider of professional services to, or a substantial supplier of, Federated or any of its subsidiaries;

     - is not a party to any contract pursuant to which such director provides personal services (other than as a director) to Federated or any of its subsidiaries;

     - is not employed by an organization that received, within the preceding 60 months, grants or endowments from Federated or any of its subsidiaries in excess of $250,000 in any fiscal year of Federated;

     - is not a relative of any other director or executive officer of Federated;

     - is not a party to any agreement binding him or her to vote, as a stockholder of Federated, in accordance with the recommendations of the Board; and

     - is not a director of any corporation or other entity (other than Federated) of which Federated's Chairman or Chief Executive Officer is also a director.

     The Board believes that, except for the three members of the Board who are also senior executives of Federated, the remaining members of the Board are "independent directors" within the meaning of the foregoing definition.

     Executive Committee. The Executive Committee is presently composed of Dr. Whittington and Messrs. Feldberg, Graves, Grune, Neubauer and Zimmerman. This Committee has all authority, consistent with the Delaware General Corporation Law, granted to it by the Board. Accordingly, the Executive Committee may generally exercise all of the power and authority of the Board in the oversight of the management of the business and affairs of Federated. However, the Executive Committee does not have the power to amend the By-Laws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designations, preferences and other terms of any preferred stock of Federated), adopt an agreement of merger and consolidation, authorize the issuance of stock, declare a dividend or recommend to the stockholders of Federated the sale, lease or exchange of all or substantially all of Federated's assets, a dissolution of Federated or a revocation of a dissolution. The Executive Committee met once during fiscal 1998.

     Finance Committee. The Finance Committee is presently composed of Dr. Whittington and Messrs. Neubauer, Tysoe, von der Heyden and Zimmerman. This Committee reviews with the appropriate officers of Federated and reports to the Board (or to the Executive Committee) on:

     - the financial considerations relating to acquisitions and dispositions of businesses and operations involving projected costs or income in excess of $15 million;

     - potential transactions affecting Federated's capital structure, such as financings, refinancings and the issuance, redemption or repurchase of Federated's debt or equity securities;

     - potential changes in the financial policy or structure of Federated which could have a material financial impact on Federated;

     - capital projects and other financial commitments in excess of $15 million; and

     - potential consolidations of Federated's operations involving projected costs and/or expense savings in excess of $25 million.

     The Finance Committee met five times during fiscal 1998.

     Public Policy Committee. The Public Policy Committee is presently composed of Ms. Levinson and Messrs. Feldberg, Graves, Grune, Lundgren, von der Heyden and Weatherup. This Committee establishes, when necessary or appropriate, policies involving Federated's role as a corporate citizen, reviews, evaluates and monitors the policies, programs and practices in public policy areas, maintains an awareness of public affairs developments and trends, and reviews and makes recommendations to the Board on stockholder proposals relating to various matters. The Public Policy Committee met twice during fiscal 1998.

     Audit Review Committee. The Audit Review Committee is presently composed of Ms. Levinson, Dr. Whittington and Messrs. Graves, Grune and von der Heyden. This Committee reviews the professional services provided by Federated's independent accountants and the independence of such firm from the management of Federated. This Committee also reviews the scope of the audit by Federated's independent accountants, the annual financial statements of Federated, Federated's systems of internal accounting controls, material legal developments relating to, and legal compliance policies and procedures of, Federated and such other matters with respect to the legal, accounting, auditing and financial reporting practices and procedures of Federated as it may find appropriate or as may be brought to its attention, and meets from time to time with members of Federated's internal audit staff. The Audit Review Committee met four times during fiscal 1998.

     Board Organization and Corporate Governance Committee. The BOCG Committee is presently composed of Dr. Whittington and Messrs. Feldberg, Graves, Neubauer, Pichler and Weatherup. This Committee considers and recommends criteria for the selection of nominees for election as directors of Federated and from time to time may select candidates for director for recommendation to the full Board. This Committee also considers and makes recommendations with respect to (a) such proposals as may from time to time be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, by stockholders of Federated, and (b) such other matters as may from time to time be presented for consideration of the Board relating to the rights of stockholders and the role of the Board in respect of the direction of the management of the business and affairs of Federated (other than, as to stockholder rights, in respect of the conduct of Federated's ordinary business operations or in the context of an extraordinary transaction involving Federated or any of its subsidiaries or any securities thereof). The full Board may also from time to time select such director candidates and in all events will act in respect of (x) the filling of any vacancies on the Board, (y) the recommendation of candidates for nomination for election by the stockholders of Federated, and (z) the composition of all Board committees. The BOCG Committee met six times during fiscal 1998.

     The BOCG Committee will consider nominees for directors recommended by stockholders of Federated. Stockholders wishing to make such recommendations should write to the Board Organization and Corporate Governance Committee, c/o Dennis J. Broderick, Secretary, Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee's qualifications and other relevant biographical information. See "Director Nomination Procedures" for a discussion of nomination procedures under the By-Laws.

     Compensation Committee. The Compensation Committee is presently composed of Messrs. Feldberg, Grune, Neubauer, Pichler and Weatherup. This Committee reviews executive salaries, administers the bonus, incentive and stock option plans of Federated and approves the salaries and other benefits of the executive officers of Federated. In addition, this Committee advises and consults with Federated's management regarding pension and other benefit plans and compensation policies and practices of Federated. The Compensation Committee met four times during fiscal 1998.

     Section 162(m) Subcommittee. The Board has established a subcommittee of the Compensation Committee, presently composed of Messrs. Feldberg, Grune and Pichler (the "Section 162(m) Subcommittee"). The Section 162(m) Subcommittee is required to be composed solely of three or more members of the Compensation Committee who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations of the Internal Revenue Service relating thereto (collectively, "Section 162(m)"). The
Section 162(m) Subcommittee takes all required actions under the Equity Plans and Federated's 1992 Incentive Bonus Plan (as amended, the "1992 Bonus Plan"), and such other compensation plans, agreements or arrangements of Federated as may be specified by the Board from time to time, in each case with respect to such action as may be necessary under Section 162(m) in order to cause any compensation that is paid thereunder to a person who is, or is specified by the Compensation Committee as being reasonably likely to become, a "covered employee" within the meaning of Section 162(m) to qualify as "performance based" within the meaning of Section 162(m). The Section 162(m) Subcommittee met twice during fiscal 1998.

DIRECTOR NOMINATION PROCEDURES

     The By-Laws provide that nominations for election of directors by the stockholders will be made by the Board or by any stockholder entitled to vote in the election of directors generally. The By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Federated not less than 60 days prior to the meeting of stockholders. However, in the event that the date of the meeting is not publicly announced by Federated by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of Federated's stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of Federated if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to bring any other business before an annual meeting of the stockholders. See "Stockholders
Proposals -- Proposals for the 2000 Annual Meeting."

DIRECTOR COMPENSATION

     Non-employee directors receive an annual base retainer fee in the amount of $30,000, and a fee of $1,250 for each Board or Board Committee meeting attended. In addition, each non-employee director who chairs a committee receives an annual fee of $5,000. Effective January 1, 1999, the annual base retainer fee (including the fee payable to a committee chair) and the meeting fee payable to non-employee directors will be paid 50% (or such greater percentage, in ten percent increments, any individual director may have elected) in credits representing the right to receive shares of common stock, with the balance being payable in cash. Such stock credits will be settled in shares of common stock three years following the issuance of such stock credits (or at such later time as any individual director's service on the Board ends, if such individual director has elected to defer compensation under the directors' deferred compensation program).

     Subject to the holding period described above for stock credits covering a portion of retainer and meeting fees, any non-employee director may defer all or a portion of those fees either as stock credits or cash credits under the directors' deferred compensation program until such director's service on the Board ends.

     In connection with the termination of the retirement plan for non-employee directors described below, the 1995 Equity Plan was amended to make each non-employee director eligible to receive annual grants of options to purchase up to 3,500 shares of common stock. Each non-employee director was granted an option to purchase 3,500 shares of common stock in respect of his or her service as such during fiscal 1998. Directors who are also full-time employees of Federated receive no additional compensation for service as directors.

     Federated's retirement plan for non-employee directors was terminated on a prospective basis effective May 16, 1997 (the "Plan Termination Date"). As a result of such termination, persons who first become non-employee directors after the Plan Termination Date will not be entitled to receive any payment thereunder. Persons who were non-employee directors as of the Plan Termination Date will be entitled to receive retirement benefits accrued as of the Plan Termination Date. Subject to an overall limit in an amount equal to the aggregate retirement benefit accrued as of the Plan Termination Date (i.e., the product of $30,000 and the years of Board service prior to the Plan Termination
Date), and the vesting requirements described below, persons who retire from service as non-employee directors after the Plan Termination Date will be entitled to receive an annual payment equal to $30,000, payable in monthly installments, commencing at age 60 (if such person's termination of Board service occurred prior to reaching age 60) and continuing for the lesser of such person's remaining life or a number of years equal to such person's years of Board service prior to the Plan Termination Date. Full vesting will occur for non-employee directors who reach age 60 while serving on the Board, irrespective of such person's years of Board service. Vesting will occur for non-employee directors whose termination of Board service occurs before reaching age 60 as follows: 50% vesting after five years of Board service and an additional 10% vesting for each year of Board service after five years. Board service following the Plan Termination Date will be given effect for purposes of the foregoing vesting requirements. There are no survivor benefits under the terms of the retirement plan.

     Non-employee directors also receive executive discounts on merchandise purchased.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires Federated's directors and executive officers, and certain persons who own more than 10% of the common stock outstanding, to file with the SEC and the New York Stock Exchange (the "NYSE") initial reports of ownership and reports of changes in ownership of common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Federated with copies of all Section 16(a) reports they file. See "Stock Ownership -- Certain Beneficial Owners."

     To Federated's knowledge, based solely on a review of the copies of reports furnished to Federated and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of common stock during fiscal 1998, the directors and executive officers and all beneficial owners of more than 10% of the common stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of common stock during fiscal 1998.

                ITEM 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board, upon the recommendation of the Audit Review Committee, has appointed the firm of KPMG LLP independent public accountants, to audit the books, records and accounts of Federated for the fiscal year ending January 29, 2000. The Board's appointment is subject to ratification by Federated's stockholders. KPMG LLP and its predecessors have served as independent accountants for Federated since 1988, and are considered well qualified. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

     The Board recommends that the stockholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

                    ITEM 3 -- AMENDMENT TO 1995 EQUITY PLAN

     One of the key elements of Federated's strategic plan is the practice of linking the compensation of key employees to the achievement of specific performance levels. The 1995 Equity Plan is intended to provide an equity interest in Federated to key management personnel and thereby provide additional incentives for such persons to devote themselves to the maximum extent practicable to the business of Federated and its subsidiaries. The 1995 Equity Plan is also intended to aid in attracting persons of outstanding ability to enter and remain in the employ of Federated and its subsidiaries.

     To further the objectives of the 1995 Equity Plan, the Compensation Committee has recommended that the Board amend the 1995 Equity Plan, subject to approval by Federated's stockholders, to increase by 7.5 million shares the total number of shares of common stock available for issuance thereunder (without increasing the number of shares available for issuance thereunder as restricted stock). If the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting vote for the approval of the proposed amendment to the 1995 Equity Plan, such amendment will immediately become effective. If such approval by Federated's stockholders is not obtained at the annual meeting, the proposed amendment to the 1995 Equity Plan will not become effective, and the 1995 Equity Plan as it presently exists will continue in effect. Neither the effectiveness of the proposed amendment to the 1995 Equity Plan nor the failure of such amendment to become effective will have any effect on the awards outstanding under the 1995 Equity Plan at the time of the annual meeting.

     The 1995 Equity Plan is administered by the Compensation Committee, no voting member of which may be an employee of Federated or its subsidiaries and, to the extent described in "Further Information Concerning the Board of Directors -- Committees of the Board -- Section 162(m) Subcommittee", by the
Section 162(m) Subcommittee. Pursuant to the 1995 Equity Plan, the Compensation Committee is authorized to grant stock options ("Options"), stock appreciation rights ("SARs"), and shares of restricted stock ("Restricted Stock" and, collectively with Options and SARs, "Awards") to officers and key employees of Federated and its subsidiaries (approximately 2,600 persons in the aggregate at the date of this Proxy Statement). The 1995 Equity Plan also provides for annual grants of Options to purchase up to 3,500 shares of common stock to each non-employee director (nine persons in the aggregate at the date of this Proxy Statement). The 1995 Equity Plan provides that Awards generally may be transferred only upon death or pursuant to qualified domestic relations orders, except that certain participants may transfer Awards to members of their immediate family (as defined in the Rule 16a-1(e) under the Exchange Act). Particular Awards may be subject to additional restrictions on transfer.

     As of April 2, 1999, 3,238,897 shares which were not the subject of outstanding Awards remained available for issuance as or pursuant to Awards under the 1995 Equity Plan (of which 562,269 shares were available for issuance as Restricted Stock). Upon the effectiveness of the proposed amendment, the total number of shares available for issuance as or pursuant to Awards under the 1995 Equity Plan will be equal to the sum of (a) the number of shares remaining available for issuance as or pursuant to Awards under the 1995 Equity Plan immediately prior to the effectiveness of such amendment and (b) 7.5 million. Of such total number of shares, the number of shares that will be available for issuance under the 1995 Equity Plan as Restricted Stock will be 562,269 (subject to reduction on a share-for-share basis on account of any shares of Restricted Stock issued after April 2, 1999).

     Options granted under the 1995 Equity Plan may be incentive stock options ("ISOs"), nonqualified stock options, or combinations of the foregoing. The 1995 Equity Plan does not specify a maximum term for Options granted thereunder. A grant of Options may provide for the deferred payment of the exercise price from the proceeds of sales through a bank or broker on the exercise date of some or all of the shares of common stock to which such exercise relates. The exercise price (the "Exercise Price") of Options may not be less than (a) the closing sale price per share of the common stock as reported in the NYSE Composite Tape (or any other consolidated transactions reporting system which subsequently may replace such Composite Tape) for the trading day immediately preceding the date determined as the grant date in accordance with the authorization of the Board (and, in the case of nonqualified Options awarded to non employee directors of Federated as described below, the trading day immediately preceding the date of the Award), or if there are no reported sales on such date, on the next preceding day on which there were sales; (b) the average (whether weighted or not) or mean price, determined by reference to the closing sales prices, average between the high and low sales prices, or any other standard for determining price adopted by the Board, per share of the common stock as reported in the NYSE Composite Transactions Report as of the date or for the period determined in accordance with the authorization of the Board; or (c) in the event that the common stock is not listed for trading on the NYSE as of a relevant date of grant, an amount determined in accordance with standards adopted by the Board. In general, among other requirements, in order to permit Federated to exclude any amount reportable as taxable income for federal income tax purposes as a result of the exercise of such Options and SARs in computing compensation that is subject to the $1.0 million deductibility limit imposed by Section 162(m) (discussed below), Options and SARs granted to executives who are or who could be subject to the $1.0 million limitation will be granted with an Exercise Price of not less than the market value per share on the date of grant.

     Each grant of Options will specify whether the Exercise Price is payable in cash, by the actual or constructive transfer to Federated of nonforfeitable, unrestricted shares of common stock already owned by the participant having an actual or constructive value as of the time of exercise equal to the total Exercise Price, by any other legal consideration authorized by the Compensation Committee, or by a combination of such methods of payment. The 1995 Equity Plan does not require that a participant hold shares received upon the exercise of an Option for a specified period and permits immediate sequential exercises of Options with the Exercise Price therefor being paid in shares of common stock, including shares acquired as a result of prior exercises of Options.

     SARs may be granted under the 1995 Equity Plan in tandem with the Options. Upon exercise, a holder of an SAR would receive, in the discretion of the Compensation Committee, cash, shares of the common stock, or a combination thereof having an aggregate value equal to all or some portion of the excess of the market value of the shares of common stock in respect of which the SAR is exercised, determined in the manner specified in the 1995 Equity Plan as of the date of such exercise, over the aggregate Exercise Price of the related Option. The Option to which the SAR is related would be canceled to the extent of the exercise of the SAR.

     Restricted Stock involves the immediate transfer by Federated to a participant of ownership of a specified number of shares of common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend, and other ownership rights in such shares. Restricted Stock is subject, for a period determined by the Compensation Committee at the date of grant, to a "substantial risk of forfeiture" within the meaning of section 83 of the Internal Revenue Code.

     Options granted under the 1995 Equity Plan may be Options that are intended to qualify as ISOs, or nonqualified stock options that are not intended to so qualify. Nonqualified stock options generally will not result in any taxable income to the optionee at the time of the grant, but the holder thereof will realize ordinary income at the time of exercise of the Options if the shares are not subject to any substantial risk of forfeiture (as defined in section 83 of the Internal Revenue Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the Exercise Price. If the Exercise Price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of common stock previously owned by the optionee, no gain or loss will be recognized to the extent that the shares of common stock received are equal in fair market value to the shares of common stock surrendered. An optionee's tax basis in shares acquired upon the exercise of nonqualified stock options is equal to the exercise price plus any amount treated as ordinary income.

     ISOs normally will not result in any taxable income to the optionee at the time of grant. If certain requirements are met, the excess of the net selling price over the adjusted basis of the shares of common stock received upon exercise (the "ISO Shares") will be characterized as a capital gain rather than as ordinary income, and will not be taxed at the time of exercise but only upon the sale of such shares. However, the excess of the fair market value of ISO Shares over the amount paid upon the exercise of the related ISO is a tax preference item that is potentially subject to the alternative minimum tax. To the extent that the aggregate fair market value of common stock with respect to which ISOs are exercisable for the first time by an employee during any calendar year exceeds $100,000, such excess ISOs will be treated as Options which are not ISOs. No deduction is available to the employer of an optionee upon the optionee's exercise of an ISO nor upon the sale or exchange of ISO Shares if the holding period requirements for ISO Shares and the statutory employment requirement are satisfied by the holder of the ISO Shares.

     In general, the grant of an SAR will not produce taxable income to the recipient. However, upon exercise of an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received will be taxable as ordinary income to the recipient.

     For federal income tax purposes, no taxable income will be recognized by a participant who receives a Restricted Stock Award pursuant to the 1995 Equity Plan in the year such Award is made to the participant. If the participant makes an election under section 83(b) of the Internal Revenue Code to have such stock taxed to him as ordinary income (a "Section 83(b) Election"), however, he will recognize as ordinary income for such year an amount equal to the excess of the fair market value of the shares of common stock (determined without regard to any lapse restrictions imposed thereon) at the time of transfer over any amount paid by the participant therefor. If a participant makes a Section 83(b) Election, no tax deduction will subsequently be allowed to the participant for any amount previously included in income by reason of such election with respect to any common stock later forfeited under the terms of the 1995 Equity Plan. Absent a Section 83(b) Election, a participant will recognize ordinary income for federal income tax purposes in the year or years in which restrictions terminate, in an amount equal to the excess, if any, of the fair market value of such shares of common stock on the date the restrictions expire or are removed over any amount paid by the participant therefor. Assuming no Section 83(b) Election has been made, any dividends received with respect to common stock subject to restrictions will be treated as additional compensation income and not as dividend income.

     To the extent that a recipient of an Award recognizes ordinary income in the circumstances described above, Federated would be entitled to a corresponding deduction, provided in general that (a) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness;
(b) the deduction is not disallowed pursuant to Section 162(m), as described below; and (c) certain statutory provisions relating to so-called "excess parachute payments" do not apply. Awards granted under the 1995 Equity Plan are subject to acceleration in the event of a change-in-control of Federated and, therefore, it is possible that these change-in-control features may affect whether amounts realized upon the receipt or exercise of Awards will be deductible by Federated under the "excess parachute payments" provisions of the Internal Revenue Code.

     Section 162(m) generally disallows a tax deduction to public companies for compensation over $1.0 million accrued with respect to the chief executive officer and the four most highly compensated executive officers in addition to the chief executive officer employed by the company at the end of the applicable year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of options, one requirement is that the plan under which the options are granted state a maximum number of shares with respect to which options may be granted to any one participant during a specified period. Accordingly, the 1995 Equity Plan restricts Awards so that no participant may be granted Options to purchase more then 1,000,000 shares in any period of three fiscal years of Federated, subject to adjustment by the Compensation Committee in certain circumstances to prevent dilution or enlargement of the participant's rights. A second requirement is that the 1995 Equity Plan be approved by stockholders. This requirement has been satisfied with respect to the 1995 Equity Plan as presently in effect and, if the proposed amendment becomes effective as described herein, will be satisfied with respect to the 1995 Equity Plan as amended thereby.

     The foregoing discussion of the material provisions of the 1995 Equity Plan, as proposed to be amended, does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached as Appendix A to this Proxy Statement and incorporated herein by reference. As proposed to be amended, the 1995 Equity Plan would be subject to further amendment from time to time by the Board, except that no amendment to increase the maximum numbers of shares of common stock or shares of Restricted Stock issuable pursuant to the 1995 Equity Plan or the maximum number of shares of common stock that may be subject to Option Rights or Appreciation Rights granted to any participant in any period of three fiscal years of Federated could be effected without the further approval of the holders of a majority of the shares of common stock actually voting thereon at a meeting of Federated's stockholders.

     The following table sets forth certain information regarding the Awards granted under the 1995 Equity Plan in fiscal 1998 and fiscal 1999 (through April 2, 1999). No determination has been made with respect to any specific Award that may be granted under the 1995 Equity Plan after April 2, 1999.

                      1995 EXECUTIVE EQUITY INCENTIVE PLAN

                                                                     POTENTIAL REALIZABLE VALUE OF
                                                                     ASSUMED ANNUAL RATES OF STOCK
                                                                     PRICE APPRECIATION FOR OPTION
                                                      STOCK                       TERM
                 NAME AND                            OPTIONS         ------------------------------
            PRINCIPAL POSITION                      SHARES(#)            5%($)           10%($)
            ------------------                      ---------        -------------    -------------
J. Zimmerman                                1998            0                   0                0
  Chairman and                              1999            0                   0                0
  Chief Executive Officer

T. Lundgren                                 1998      150,000(1)        4,834,627       12,251,895
  President and                             1999            0                   0                0
  Chief Merchandising Officer

R. Tysoe                                    1998      360,000(2)        4,223,106       22,024,548
  Vice Chairman, Finance and                1999            0                   0                0
  Real Estate

T. Cody                                     1998      120,000(1)        3,867,702        9,801,516
  Executive Vice President,                 1999            0                   0                0
  Law and Human Resources

K. Hoguet                                   1998       42,000(1)        1,353,696        3,430,531
  Senior Vice President,                    1999            0                   0                0
  Chief Financial Officer and Treasurer

Executive Group                             1998      715,000(1)       15,665,057       51,020,700
                                            1999        7,000(5)          167,561          424,633

Non-Executive Director Group                1998       31,500(3)        1,065,986        2,701,417
  (9 persons)

Non-Executive Officer Employee Group        1998    3,842,875(4)      122,791,739      311,178,376
  (2,091 persons)                           1999    3,566,225(5)(6)    82,679,703      214,357,975

---------------

(1) Represents options granted on March 27, 1998 having an exercise price of $51.25 per share. Such options have 10-year terms and will vest as to one-fourth of the shares covered thereby on each of the first four anniversaries of the date of the grant thereof.

(2) Represents options granted on March 27, 1998. 120,000 of such options have an exercise price of $64.06. 120,000 of such options have an exercise price of $71.75. 120,000 of such options have an exercise price of $79.44. Such options have 10-year terms and will vest, in the case of options within each of the three exercise price categories described above, as to one-fourth of the shares covered thereby on each of the first four anniversaries of the date of grant thereof.

(3) Represents options granted May 15, 1998 having an exercise price of $53.81 per share. It is anticipated that on May 21, 1999, each non-employee director will be granted an option to purchase 3,500 shares of common stock during a 10-year term at a price equal to the closing price per share of common stock on the NYSE on May 20, 1999.

(4) Represents options granted between March 27, 1998 and January 18, 1999 having exercise prices ranging from $39.88 to $53.38 per share. Such options have 10-year terms, with the majority vesting as to one-fourth of the shares covered thereby on each of the first four anniversaries of the date of the grant thereof, with the remainder vesting either in their entirety on the fourth anniversary of the date of the grant or as to one half of the shares covered thereby on each of the first two anniversaries of the date of the grant thereof.

(5) Represents options granted on March 22, 1999 and March 26, 1999 having exercise prices ranging from $38.06 to $51.25, with a majority of such options vesting as to one-fourth of the shares covered thereby on each of the first four anniversaries of the date of the grant thereof and the remainder vesting either as to one-third of the shares covered thereby on each of the third, fourth and fifth anniversaries of the date of the grant thereof or in their entirety on the fourth anniversary of the date of the grant thereof.

(6) A total of 112,631 Restricted Shares were also awarded to five persons in this group.

     The Board recommends that stockholders vote FOR the amendment to the 1995 Equity Plan. Proxies solicited by the Board will be so voted except where authority has been withheld.

                             EXECUTIVE COMPENSATION

THREE-YEAR COMPENSATION SUMMARY

     The following table summarizes the compensation of the five most highly compensated executive officers of Federated as of January 30, 1999 (the "Named Executives") for Federated's last three fiscal years for services rendered in all capacities to Federated and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                               --------------------------------         ------------------------------------
                                                                                AWARDS             PAYOUTS
                                                                        -----------------------   ----------     ALL
                                                        OTHER           RESTRICTED   SECURITIES                 OTHER
                                                        ANNUAL            STOCK      UNDERLYING      LTIP      COMPEN-
       NAME AND                                        COMPEN-           AWARD(S)     OPTIONS/     PAYOUTS     SATION
  PRINCIPAL POSITION    YEAR    SALARY      BONUS       SATION            ($)(1)      SARS(#)       ($)(2)       (3)
  ------------------    ----    ------      -----      -------          ----------   ----------    -------     -------
J. Zimmerman            1998   1,250,000   922,000     192,267(4)           0               0        849,800    5,506
    Chairman & Chief    1997   1,177,083   700,000     107,776              0         450,000        721,900    5,755
    Executive Officer   1996   1,000,000   443,200     104,671              0               0        270,500    1,500
    from May 16, 1997

T. Lundgren             1998   1,000,000   567,200      58,465(5)           0         150,000        560,500    4,877
    President & Chief   1997     970,833   472,000      82,464              0         250,000        500,100    5,755
    Merchandising
    Officer from May
    16, 1997

R. Tysoe                1998     750,000   265,900     135,767(6)           0         360,000        302,900    3,871
    Vice Chairman,      1997     741,667   221,300     120,320              0          50,000        281,200    3,837
    Finance & Real      1996     700,000   212,800      89,798              0          50,000        216,000    1,500
    Estate

T. Cody                 1998     690,000   244,600     113,113(7)           0         120,000        281,300    5,506
    Executive Vice      1997     683,333   203,600     116,048              0          50,000        256,300    3,837
    President, Law      1996     643,667   197,600      81,123              0          40,000        216,000    1,500
    and Human
    Resources

K. Hoguet               1998     400,000   141,800          --              0          42,000        133,200    5,506
    Senior Vice         1997     359,500   121,200          --              0          22,000        109,700    3,837
    President, Chief    1996     343,333   106,200          --              0           9,000         97,500    1,500
    Financial Officer
    & Treasurer

---------------

(1) At January 30, 1999, the aggregate number of shares of restricted stock held by each of the Named Executives and the aggregate value thereof (based on the closing market price of the common stock on January 29, 1999) were as follows:

    Mr. Zimmerman: 0; Mr. Lundgren: 12,000 shares, $501,750; Mr. Tysoe: 0; Mr.
    Cody: 0; and Mrs. Hoguet: 0. The restrictions on Mr. Lundgren's shares of restricted stock lapsed on March 18, 1999.

(2) The payments to the Named Executives for fiscal years 1996, 1997 and fiscal 1998 were made pursuant to Federated's long-term incentive plans in respect of the period encompassing Federated's fiscal years 1994 through 1998. See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Long-Term Incentive."

(3) Consists of contributions under Federated's Profit Sharing 401(k) Investment Plan. See "Retirement Programs."

(4) For fiscal 1998, the amount shown includes $97,074 for executive discount on merchandise purchases.

(5) For fiscal 1998, the amount shown includes $20,675 for financial counseling.

(6) For fiscal 1998, the amount shown includes $50,055 for executive discount on merchandise purchases.

(7) For fiscal 1998, the amount shown includes $29,596 for executive discount on merchandise purchases.

FISCAL 1998 STOCK OPTION GRANTS

     The following table sets forth certain information regarding grants of stock options made during fiscal 1998 to the Named Executives pursuant to the 1995 Equity Plan. No grants of stock appreciation rights were made during fiscal 1998 to any of the Named Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
              ------------------------------------------------------
                           % OF TOTAL
                            OPTIONS               MARKET               POTENTIAL REALIZABLE VALUE OF ASSUMED
              SECURITIES   GRANTED TO            PRICE ON                   ANNUAL RATES OF STOCK PRICE
              UNDERLYING   EMPLOYEES              GRANT     EXPIRA-        APPRECIATION FOR OPTION TERM
               OPTIONS     IN FISCAL    PRICE      DATE       TION     -------------------------------------
    NAME      GRANTED(#)      YEAR      $/SH.    $/SH.(1)     DATE       0%($)        5%($)        10%($)
    ----      ----------   ----------   ------   --------   --------   ---------   -----------   -----------
J. Zimmerman         0           0%        N/A       N/A         N/A       N/A            N/A           N/A
T. Lundgren    150,000(2)     3.29%      51.25     51.25     3/27/08         0      4,834,627    12,251,895
R. Tysoe       120,000(2)     2.63%      64.06     51.25     3/27/08         0      2,330,202     8,264,016
               120,000(2)     2.63%      71.75     51.25     3/27/08         0      1,407,702     7,341,516
               120,000(2)     2.63%      79.44     51.25     3/27/08         0        485,202     6,419,016
T. Cody        120,000(2)     2.63%      51.25     51.25     3/27/08         0      3,867,702     9,801,516
K. Hoguet       42,000(2)     0.92%      51.25     51.25     3/27/08         0      1,353,696     3,430,531

---------------

(1) The "market price" shown is the closing price for shares of common stock on the NYSE on the business day immediately preceding the grant date.

(2) Twenty-five percent of the option award vests on each of the first four anniversaries of the award, beginning March 27, 1999.

     See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Equity-Based Plan" for further information regarding grants of stock options made during fiscal 1998.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding the total number and aggregate value of options exercised by each of the Named Executives during fiscal 1998 and the total number and aggregate value of options held by each of the Named Executives at January 30, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF
                                              SECURITIES             VALUE OF
                                              UNDERLYING           UNEXERCISED
                                             UNEXERCISED           IN-THE-MONEY
                                              OPTIONS AT            OPTIONS AT
                SHARES                    FISCAL YEAR-END(#)    FISCAL YEAR-END($)
              ACQUIRED ON      VALUE         EXERCISABLE/          EXERCISABLE/
    NAME      EXERCISE(#)   REALIZED($)     UNEXERCISABLE        UNEXERCISABLE(1)
    ----      -----------   -----------   ------------------   --------------------
J. Zimmerman          0              0    586,666/363,334      11,140,113/2,845,637
T. Lundgren           0              0    146,667/376,667       1,661,256/2,016,256
R. Tysoe              0              0    162,166/480,384       2,838,519/647,668
T. Cody          33,000      1,059,501    103,000/244,000       1,595,813/1,740,250
K. Hoguet             0              0     48,750/90,250          849,313/607,813

---------------

(1) In-the-money options are options having a per share exercise price below the closing price of shares of common stock on the NYSE on January 29, 1999 (the last trading day in fiscal 1998). The dollar amounts shown represent the amount by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.

FISCAL 1998 LONG-TERM INCENTIVE PLAN AWARD OPPORTUNITIES

     The following table sets forth certain information with respect to award opportunities of the Named Executives under Federated's long-term incentive plan for the fiscal 1998-2000 measurement period. The cash payment under this program is scheduled to occur in 2001.

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                             ESTIMATED FUTURE PAYOUTS
                   PERFORMANCE OR      UNDER NON-STOCK PRICE-BASED PLANS(1)
                       OTHER           -------------------------------------
                    PERIOD UNTIL        THRESHOLD     TARGET       MAXIMUM
     NAME       MATURATION OR PAYOUT       ($)          ($)          ($)
     ----       --------------------   -----------   ---------   -----------
J. Zimmerman            2000             330,000      687,500     1,540,000
T. Lundgren             2000             176,000      440,000       880,000
R. Tysoe                2000              99,000      247,500       495,000
T. Cody                 2000              91,100      227,700       455,400
K. Hoguet               2000              52,800      132,000       264,000

---------------

(1) See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Long-Term Incentive" for further information regarding Federated's long-term incentive plan.

CHANGE-IN-CONTROL AGREEMENTS

     Federated has entered into a change-in-control agreement ("Change-in-Control Agreement") with each of its executive officers. Under the Change-in-Control Agreements, if, prior to November 1, 2002, a change in control (as defined in the Change-in-Control Agreements) occurs and within three years thereafter Federated or, in certain circumstances, the executive terminates the executive's employment and, in the case of a termination by Federated, cause (as defined in the Change-in-Control Agreements) therefor does not exist, the executive would be entitled to a cash severance benefit equal to three times the sum of his or her current base salary (or, if higher, the executive's highest salary received for any year in the three full calendar years preceding the Change in Control) and target annual bonus (or, if higher, the executive's highest bonus received for any year in the three full calendar years preceding the Change in Control), payment of any awards under Federated's long-term incentive plan at target (if applicable, and prorated to the executive's participation during each performance period), the continuation of welfare benefits for three years (subject, but only as to welfare benefits, to a requirement in any applicable welfare benefits plan that the executive maintain "actively at work status" and to early termination on the date the executive secures other full-time employment) and three years of retirement plan credits (but not pursuant to Federated's qualified or non-qualified plans). The cash severance benefit payable under the Change-in-Control Agreements would be reduced by all amounts actually paid to the executive pursuant to any other employment or severance agreement or plan to which the executive and Federated are parties or in which the executive is a participant. In addition, the severance benefits under the Change-in-Control Agreements are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.

RETIREMENT PROGRAM

     Federated's retirement program (the "Retirement Program") consists of a defined benefit plan and a defined contribution plan. As of January 1, 1999, approximately 87,000 employees, including the executive officers of Federated, participated in the Retirement Program.

     To allow the Retirement Program to provide benefits based on a participant's total compensation, Federated adopted a Supplementary Executive Retirement Plan (the "SERP"). The SERP, which is a nonqualified unfunded plan, provides to eligible executives retirement benefits based on compensation in excess of Internal Revenue Code maximums, as well as on amounts deferred under Federated's Executive Deferred Compensation Plan ("EDCP"), in each case employing a formula that is based on the participant's years of credited service and final average compensation, taking into consideration the participant's balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits (as defined below). As of January 1, 1999, approximately 800 employees were eligible to receive benefits under the terms of the SERP. Federated has reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Retirement Program, in accordance with applicable law.

     Under the Retirement Program's Cash Account Pension Plan, a participant retiring at normal retirement age is eligible to receive the amount credited to his or her pension account or the monthly benefit payments determined actuarially based on the amount credited to his or her pension account. Amounts credited to participants' accounts consist of an opening cash balance equal to the single sum present value, using stated actuarial assumptions, of the participant's accrued normal retirement benefit earned at December 31, 1996, under the applicable predecessor pension plan, Pay Credits (generally, a percentage of eligible compensation credited annually based on length of service) and Interest Credits (credited quarterly, based on the 30 Year Treasury Bond rate for the November prior to each calendar year). In addition, if a participant retires before January 1, 2002 at or after age 55 with at least 10 years of credited service, the pension benefit payable in an annuity form, other than a single life annuity, will not be less than that which would have been payable from the predecessor pension plan under which such participant was covered on December 31, 1996.

     Prior to the adoption of the Retirement Program, Federated's primary means of providing retirement benefits to employees was through defined contribution profit sharing plans. An employee's accumulated retirement profit sharing interests in the profit sharing plans (the "Retirement Profit Sharing Credits") which accrued prior to the adoption of the pension plans, continue to be maintained and invested until retirement, at which time they are distributed.

     With defined benefit plans in place, Federated continued, and presently expects to continue, to make contributions to the Profit Sharing 401(k) Investment Plan. It is impractical to estimate the accrued benefits upon retirement under Federated's Profit Sharing 401(k) Investment Plan because the amount, if any, that will be contributed by Federated and credited to a participant in any year is determined by such variable factors, among others, as the amount of net income of Federated, participants' annual contributions to the plan, the amount of matching contributions of Federated, and the earnings on participants' accounts.

     The following table shows the estimated hypothetical total annual benefits payable under the SERP benefit formula pursuant to the Cash Account Pension Plan, Retirement Profit Sharing Credits and the SERP to persons retiring at their normal retirement age in 1999 in specified eligible compensation and years of service classifications, assuming that a retiring participant under the Retirement Program elects a single life annuity distribution of his or her balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits. If the total annual benefits payable to a person pursuant to the Cash Account Pension Plan and the Retirement Profit Sharing Credits under the foregoing assumptions would exceed the amount set forth below, no benefit would be payable to such person under the SERP. Eligible compensation for this purpose includes amounts reflected in the Annual Compensation portion of the Summary Compensation Table under the headings "Salary" and "Bonus," but excludes amounts reflected in such portion of such table under the heading "Other Annual Compensation." With respect to the Annual Compensation portion of the Summary Compensation Table, the eligible compensation of each of the Named Executives did not vary by more than 10% from the total amount of such executive's annual compensation.

                               PENSION PLAN TABLE

   FINAL                         YEARS OF SERVICE
  AVERAGE      ----------------------------------------------------
COMPENSATION      15         20         25         30         35
------------   --------   --------   --------   --------   --------
 $  250,000    $ 50,072   $ 66,762   $ 83,453   $100,143   $100,143
    300,000      61,322     81,762    102,203    122,643    122,643
    350,000      72,572     96,762    120,953    145,143    145,143
    400,000      83,822    111,762    139,703    167,643    167,643
    450,000      95,072    126,762    158,453    190,143    190,143
    500,000     106,322    141,762    177,203    212,643    212,643
    750,000     162,572    216,762    270,953    325,143    325,143
  1,000,000     218,822    291,762    364,703    437,643    437,643
  1,250,000     275,072    366,762    458,453    550,143    550,143
  1,500,000     331,322    441,762    552,203    662,643    662,643

     Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet have completed 32, 17, 11, 16 and 16 years of vesting service, respectively. Pursuant to the terms of Mr. Tysoe's former employment agreement with Federated, Mr. Tysoe, whose actual employment commenced on March 1, 1987, is deemed to have commenced employment on February 19, 1981 for the purpose of calculating years of vesting service for benefit accrual (with the resulting additional benefits being payable by Federated separately and not pursuant to any of Federated's qualified or non-qualified retirement plans).

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW OF FEDERATED'S EXECUTIVE COMPENSATION POLICIES AND PRACTICES

     Federated's executive compensation program, which was developed with the assistance of independent compensation and other advisors, is principally intended to: (a) provide appropriate incentives designed to aid in assuring the accomplishment of Federated's performance and financial objectives; (b) help ensure that Federated is able to attract and retain top-quality management personnel; and (c) ensure that an appropriate portion of executive compensation is variable and dependent upon the accomplishment of specific short and long-term performance and financial objectives, as well as increases in stockholder value.

     The key guiding principle of the program is that total compensation opportunities, which include annual cash compensation and the value of long-term stock and cash incentives, should be positioned at competitive levels, should lead the industry when annual and long-term performance exceeds expectations and should lag behind the industry when performance falls short. The 1998 program consists of the following components: (a) Base Salary -- targeted at competitive levels for comparable-sized firms within the retail industry; (b) Performance-Based Annual Cash Incentive -- based on attainment of specific financial objectives for the total corporation, operating unit or individual;
(c) Performance-Based Long-Term Incentive -- based on company-wide performance against three-year financial performance objectives, as well as performance against peers; and (d) Equity -- in the form of stock options, which tie any executive gain directly to value creation and stock price appreciation, and limited use of restricted stock, the ultimate value of which is also directly tied to creation of stockholder value. The companies to which comparisons are made for purposes of determining competitive positioning are primarily department store retailers, many of which are included in the graph set forth under the caption "Comparison of Total Stockholder Return." For purposes of measuring Federated's performance against peers, the peer group includes Dayton Hudson Corporation, Dillard Department Stores, Inc., J.C. Penney Company, Inc., The May Department Stores Company, Inc. and Nordstrom, Inc. Information relating to each of the foregoing components is set forth below.

     The Compensation Committee (the "Committee") has engaged William M. Mercer, Inc. ("Mercer") as its independent executive compensation consultants. With the assistance of Mercer and Federated management, the Committee periodically reviews the compensation programs of Federated to determine whether the total compensation provided by these programs is consistent with Federated's performance-driven policies. During fiscal 1998, the Committee, with the assistance of Mercer, reviewed the total compensation provided to Federated's executives. Based upon this review, the Committee reaffirmed the current programs, which are described below under "Annual Cash Incentive," "Long-Term Incentive" and the "Equity-Based Plan." It is also the Committee's general policy to consider whether particular payments and awards are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in reviewing executive compensation programs. Consistent with this policy, and in response to the final Treasury regulations regarding the deductibility of executive compensation under Section 162(m), the Committee has taken what it believes to be appropriate steps to maximize the future deductibility of cash payments under Federated's annual cash incentive plan and the long-term incentive plan, and of stock options awarded under the 1995 Equity Plan.

     Federated's overall executive compensation program and each of its components are administered by the Committee and the Section 162(m) Subcommittee, based on authority delegated by the Board. All of the members of the Committee are non-employee directors and all of the members of the Section 162(m) Subcommittee are "outside directors" within the meaning of
Section 162(m). See "Further Information Concerning The Board of
Directors -- Committees of the Board-Compensation Committee" for further information regarding the Section 162(m) Subcommittee. In the opinion of the Board each of the Compensation Committee and the Section 162(m) Subcommittee is composed of directors who are independent of any relationships with any officer or other person that would prevent such committee or subcommittee from making independent judgments with respect to matters pertaining to executive compensation generally within its authority or as applied to any specific officer. No executive officer of Federated serves on any other boards of directors with any member of the Board.

SPECIFIC COMPENSATION PRACTICES

     EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER. Federated and Mr. Zimmerman have entered into an employment agreement, dated as of May 16, 1997, which provides for Mr. Zimmerman to serve as Chairman of the Board and Chief Executive Officer of Federated for a term expiring on May 16, 2001. Mr. Zimmerman's employment agreement provides for a base salary of $1.25 million per year, and specifically includes Mr. Zimmerman as a participant in Federated's annual and long-term incentive plans described hereinafter. In addition, in connection with his agreement to serve as Chairman of the Board and Chief Executive Officer of Federated, Mr. Zimmerman was granted, on March 28, 1997, an option to purchase 450,000 shares of common stock at an exercise price of $34.375 per share. Such option vested or will vest as to 100,000 shares on each of March 28, 1998 and March 28, 1999, and as to the remaining 250,000 shares on March 28, 2000. Pursuant to Section 162(m), annual compensation accrued to Mr. Zimmerman that is in excess of $1.0 million (excluding Mr. Zimmerman's annual and long-term bonus, as well as any gains from the stock option awarded) will not be deductible by Federated for federal income tax purposes.

     Termination of Mr. Zimmerman's employment by Federated other than for "cause" or by Mr. Zimmerman for "good reason" would entitle Mr. Zimmerman to receive a lump-sum payment of all salary and targeted annual bonuses for each year until the expiration of the stated term thereof. The term "cause" is defined generally to include (a) willful and material breaches of duties, (b) habitual neglect of duties, or (c) the final conviction of a felony, but generally does not include bad judgment or negligence, any act or omission believed by Mr. Zimmerman in good faith to have been in or not opposed to the interests of Federated or any act or omission in respect of which a determination could properly have been made by the Board that Mr. Zimmerman met the applicable standard of conduct prescribed for indemnification or reimbursement under the By-Laws or the laws of the state of Delaware. The term "good reason" is defined generally to include (a) the assignment to Mr. Zimmerman of any duties materially inconsistent with his position, authority, duties or responsibilities as contemplated in the agreement, or any other action by Federated which results in a material diminution in such position, authority, duties or responsibilities, (b) any material failure by Federated to comply with any of the provisions of the agreement, (c) failure of Mr. Zimmerman to be reelected Chairman of the Board and Chief Executive Officer of Federated or to be reelected to membership on the Board, or (d) any purported termination by Federated of Mr. Zimmerman's employment otherwise than as expressly permitted by the agreement.

     EMPLOYMENT AGREEMENTS WITH OTHER EXECUTIVE OFFICERS. Each of Federated's other executive officers, along with a number of other key employees, is a party to an employment agreement with Federated. Most of these agreements have a three-year term, although several are for two years or four years, and all incorporate non-compete and mitigation clauses. The agreements with Messrs. Tysoe and Cody and Mrs. Hoguet presently specify the following respective annual base salary rates: $825,000, $730,000 and $450,000.

     Federated and Mr. Lundgren have entered into an employment agreement, dated as of May 16, 1997, which provides for Mr. Lundgren to serve as President and Chief Merchandising Officer of Federated for a term expiring on May 16, 2000. Mr. Lundgren's employment agreement provides for a base salary of $1.0 million per year. In addition, in connection with his agreement to serve as President and Chief Merchandising Officer of Federated, Mr. Lundgren was granted, on March 28, 1997, an option to purchase 250,000 shares of common stock at an exercise price of $34.375 per share. Such option vested or will vest as to 75,000 shares on each of March 28, 1998 and March 28, 1999, and as to the remaining 100,000 shares on March 28, 2000. Mr. Lundgren's employment agreement contains provisions for compensation in the event of termination of Mr. Lundgren's employment by Federated other than for "cause" or by Mr. Lundgren for "good reason" substantially identical to the comparable provisions of Mr. Zimmerman's employment agreement described above.

     The Committee reviews the compensation levels and other terms of employment of each of Federated's executive officers against the performance of such officers and other factors determined to be appropriate by the Committee on a continuing basis. While the Committee expects Federated will continue its historical practice of entering into employment agreements with its executive officers and other key employees, it reserves the right to modify or terminate that practice generally or in a specific instance upon the expiration of any such agreements.

     ANNUAL CASH INCENTIVE. Since fiscal 1992, Federated's executives have participated in an annual cash bonus plan that was tied directly to Federated's performance. Beginning in fiscal 1998, the annual bonus opportunity for Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet was based 71.4% upon Federated's performance against specific "EBIT" (Earnings Before Interest and Taxes) targets, 14.3% against specific sales targets and 14.3% against specific "ROGI" (Return on Gross Investment) targets. The Committee (or in certain cases the Section 162(m) Subcommittee) established threshold, target and maximum levels for EBIT, target and maximum levels for sales and ROGI, and a minimum EBIT-to-sales ratio consistent with Federated's annual business plan. Failure to attain the minimum EBIT-to-sales objective results in a reduction of the bonus otherwise earned based upon EBIT performance. Furthermore, failure to achieve the threshold EBIT target results in a loss of the bonus otherwise earned for meeting sales or ROGI performance targets. Although Federated's actual sales for fiscal 1998 did not meet the sales target for 1998, Federated's actual EBIT, ROGI and EBIT-to-sales ratio for fiscal 1998 exceeded the EBIT and ROGI targets and the minimum EBIT-to-sales ratio for 1998, respectively. Accordingly, Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet earned bonuses which reflected amounts between the target and the maximum annual bonus opportunity which the Committee assigned to their positions at the beginning of the year. The Committee (or in certain cases, the Section 162(m) Subcommittee) has reviewed and approved the 1999 annual cash incentive EBIT, sales, ROGI and EBIT-to-sales performance targets for the executive group and the corresponding annual bonus opportunities.

     LONG-TERM INCENTIVE. The long-term incentive plan for Federated's executive officers is based on Federated's three-year performance against specified financial objectives established in connection with Federated's long-term business plan. Federated's performance against a cumulative EBIT target and an EBIT rate target provides the basis for 60% of the incentive opportunity under each of the 1996-1998 and the 1997-1999 programs. The remaining 40% of the incentive opportunity is based upon an objective ranking of Federated's performance compared to a designated group of peer companies with respect to both cumulative comparable store sales and cumulative earnings per share growth under each of the 1996-1998 and the 1997-1999 programs. For the 1998-2000 and 1999-2001 programs, however, 66.7% of the incentive opportunity will be based on Federated's performance against a cumulative corporate EBIT target and an EBIT rate target, with the remaining 33.3% being based on Federated's performance against a specified three-year average corporate ROGI target.

     Consistent with Federated's long-term business plan approved by the full Board, the Committee (or, in certain cases, the Section 162(m) Subcommittee) annually establishes new three-year threshold, target and maximum EBIT objectives and a minimum EBIT rate objective, which generally remain unchanged for each three-year measurement period. Failure to attain the minimum earnings rate objective results in reduction of the bonus otherwise earned based upon earnings performance. For the 1996-1998 performance period, EBIT performance exceeded target objectives, resulting in a payout between the target and the maximum opportunity for the portion of the incentive based upon EBIT performance. With respect to Company performance against peers, Federated exceeded the overall performance objectives, resulting in a payout equal to the maximum opportunity for the portion of the award based upon performance against peers. The Committee (or, in certain cases, the Section 162(m) Subcommittee) has reviewed and approved the 1999-2001 long-term incentive cumulative EBIT and EBIT rate performance targets for the executive group, the three-year average corporate ROGI performance target, and the corresponding long-term bonus incentive opportunity for each participant. Unlike payouts for performance periods prior to the 1998-2000 performance period, which have been and will be paid entirely in cash, any payout for the 1998-2000 and 1999-2001 performance periods will be paid 50% (or such greater percentage, in ten percent increments, any particular individual participant may have elected) in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount so paid in such credits), with the balance being payable in cash. Such stock credits will be settled in shares of common stock three years following the issuance of such stock credits.

     EQUITY-BASED PLAN. Stock option awards were granted in fiscal 1998 by the Committee to Messrs. Lundgren, Tysoe and Cody and Mrs. Hoguet pursuant to the 1995 Equity Plan.

     Stock option awards granted in fiscal 1998 were based on the organizational level of the executive, and provided recognition of the contributions made by the executive in the current year, as well as the future contributions to Federated each is anticipated to make. In granting these performance-based awards, the Named Executives and other key employees were provided with an immediate financial interest in increasing stockholder value.

     As part of the 1998 review of executive total compensation conducted by the Committee with the assistance of outside compensation experts from Mercer, the Committee confirmed guidelines for stock option awards to all executives, except for the current two most senior executives of Federated. The guidelines featured the use of a range of annual stock option award opportunities for each eligible position within Federated, with the range of opportunity reflecting competitive levels of awards as compared to other department store retailers and with individual awards reflecting individual performance within Federated. Options will generally be granted every three years to Federated's executive officers and senior division executives within a range of opportunity equal to three times the annual range. The awards are typically granted with an exercise price equal to 100% of fair market value at the time of grant, with a 10-year term and vesting over four years. Options granted after February 15, 1995, are granted under the 1995 Equity Plan.

CONCLUSION

     The Committee intends to seek to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the goals and objectives of Federated, and with the primary mission of the full Board of increasing long-term stockholder value.

                                          Respectfully submitted,

                                          Joseph Neubauer, Chairperson
                                          Meyer Feldberg
                                          George V. Grune
                                          Joseph A. Pichler
                                          Craig E. Weatherup

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

     The following graph compares the cumulative total stockholder return on the common stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail Department Store Index for the period from January 29, 1994 through January 30, 1999, assuming an initial investment of $100 and the reinvestment of all dividends, if any.

                    FEDERATED DEPARTMENT STORES VS. S&P 500
                     VS. S&P RETAIL DEPARTMENT STORE INDEX
                          WEEKLY TOTAL RETURN HISTORY

                                             S&P RETAIL DEPT.
                       FEDERATED               STORE INDEX                    S&P 500
                       ---------             ----------------                 -------
                                      WEEKLY FROM 3/4/94 TO 1/30/99
                                          INDEXED TOTAL RETURN
   3/4/94              100.000                    100.000                     100.000
  3/11/94               99.492                    101.199                     100.428
  3/18/94               96.954                    102.091                     101.446
  3/25/94               95.431                    101.156                      99.248
   4/1/94               89.340                     96.529                      96.073
   4/8/94               97.970                    101.227                      96.415
  4/15/94               92.386                     97.804                      96.236
  4/22/94               91.878                     97.027                      96.564
  4/29/94               86.802                     99.021                      97.305
   5/6/94               85.279                     95.756                      96.742
  5/13/94               86.294                     96.338                      96.046
  5/20/94               88.325                     93.650                      98.480
  5/27/94               89.340                     94.502                      99.079
   6/3/94               89.340                     91.169                      99.724
  6/10/94               87.817                     92.572                      99.482
  6/17/94               86.802                     94.643                      99.456
  6/24/94               79.188                     91.064                      96.107
   7/1/94               82.234                     94.047                      96.918
   7/8/94               82.234                     92.974                      97.675
  7/15/94               79.695                     92.309                      98.700
  7/22/94               83.756                     94.099                      98.486
  7/29/94               82.741                     93.773                      99.645
   8/5/94               77.157                     91.328                      99.485
  8/12/94               82.234                     91.702                     100.631
  8/19/94               80.203                     91.070                     101.069
  8/26/94               83.756                     96.043                     103.333
   9/2/94               92.386                     95.732                     102.796
   9/9/94               94.416                     98.313                     102.239
  9/16/94               93.909                     97.775                     102.915
  9/23/94               90.355                     92.626                     100.444
  9/30/94               93.401                     93.085                     101.194
  10/7/94               88.830                     93.512                      99.605
 10/14/94               90.863                     93.293                     102.683
 10/21/94               84.264                     92.820                     101.775
 10/28/94               83.249                     94.738                     103.757
  11/4/94               81.218                     96.179                     101.362
 11/11/94               83.756                     91.633                     101.448
 11/18/94               81.218                     89.476                     101.326
 11/25/94               78.173                     90.063                      99.366
  12/2/94               79.188                     85.337                      99.647
  12/9/94               74.619                     81.908                      98.322
 12/16/94               76.650                     84.772                     100.954
 12/23/94               77.157                     84.961                     101.267
 12/30/94               78.173                     84.368                     101.178
   1/6/95               76.650                     83.995                     101.533
  1/13/95               73.604                     83.350                     102.731
  1/20/95               76.142                     82.939                     102.474
  1/27/95               75.635                     83.623                     103.747
   2/3/95               79.695                     86.177                     105.647
  2/10/95               87.817                     86.385                     106.384
  2/17/95               87.310                     87.384                     106.575
  2/24/95               87.563                     87.189                     107.979
   3/3/95               90.863                     84.094                     107.468
  3/10/95               84.772                     83.017                     108.471
  3/17/95               89.340                     84.153                     109.816
  3/24/95               91.371                     86.543                     111.027
  3/31/95               89.848                     88.299                     111.029
   4/7/95               87.817                     89.199                     112.379
  4/14/95               86.294                     87.119                     113.017
  4/21/95               86.294                     85.275                     112.871
  4/28/95               85.787                     85.953                     114.299
   5/5/98               87.817                     85.564                     115.596
  5/12/95               90.355                     90.533                     116.920
  5/19/95               87.817                     89.294                     115.615
  5/26/95               89.340                     89.764                     116.687
   6/2/95               96.954                     93.470                     118.699
   6/9/95               98.477                     94.379                     117.715
  6/16/95              106.599                     96.214                     120.432
  6/23/95              105.584                     95.866                     122.657
  6/30/95              104.569                     95.980                     121.629
   7/7/95              108.629                     96.821                     124.302
  7/14/95              112.690                     98.172                     125.105
  7/21/95              113.198                     99.921                     123.734
  7/28/95              113.198                     99.295                     125.846
   8/4/95              116.244                     95.977                     125.035
  8/11/95              120.305                     96.526                     124.278
  8/18/95              115.736                     97.683                     125.277
  8/25/95              110.152                     96.863                     125.510
   9/1/95              111.168                     96.838                     126.422
   9/8/95              114.721                     97.548                     128.462
  9/15/95              117.259                    101.804                     130.930
  9/22/95              112.183                    100.234                     130.626
  9/29/95              115.228                    100.391                     131.296
  10/6/95              115.228                     98.705                     130.952
 10/13/95              112.183                     98.745                     131.428
 10/20/95              107.107                     93.848                     132.120
 10/27/95              103.046                     89.873                     130.405
  11/3/95              111.168                     92.160                     132.931
 11/10/95              116.751                     97.817                     133.515
 11/17/95              117.259                     98.257                     135.258
 11/24/95              116.244                     99.423                     135.279
  12/1/95              116.244                     98.566                     136.942
  12/8/95              113.198                     99.585                     139.372
 12/15/95              111.675                     98.554                     139.191
 12/22/95              107.107                     94.875                     138.227
 12/29/95              110.660                     96.957                     139.207
   1/5/96              112.690                    100.008                     139.411
  1/12/96              112.690                     97.284                     136.116
  1/19/96              104.569                     93.485                     138.405
  1/26/96              105.076                     94.937                     140.628
   2/2/96              107.614                     98.430                     143.940
   2/9/96              112.690                    101.218                     146.668
  2/16/96              112.690                    101.261                     146.880
  2/23/96              122.843                    106.126                     149.434
   3/1/96              126.904                    109.017                     146.177
   3/8/96              130.457                    108.622                     143.803
  3/15/96              133.503                    113.715                     145.688
  3/22/96              134.518                    114.439                     147.796
  3/29/96              130.964                    111.186                     146.681
   4/5/96              126.904                    109.084                     149.081
  4/12/96              137.056                    112.978                     144.801
  4/19/96              129.442                    111.014                     146.727
  4/26/96              136.041                    115.148                     148.663
   5/3/96              136.548                    117.540                     146.038
  5/10/96              139.086                    118.206                     148.531
  5/17/96              140.609                    119.615                     152.518
  5/24/96              146.193                    121.225                     154.751
  5/31/96              140.609                    119.929                     152.682
   6/7/96              143.655                    120.300                     153.720
  6/14/96              140.609                    117.589                     152.103
  6/21/96              136.548                    115.464                     152.348
  6/28/96              138.579                    114.153                     153.265
   7/5/96              141.624                    113.116                     150.309
  7/12/96              134.518                    109.916                     147.817
  7/19/96              125.381                    107.015                     146.138
  7/26/96              121.827                    106.633                     145.496
   8/2/96              129.949                    111.661                     151.694
   8/9/96              132.487                    113.550                     151.685
  8/16/96              141.117                    113.535                     152.497
  8/23/96              139.594                    113.784                     152.962
  8/30/96              140.609                    113.496                     149.584
   9/6/96              133.503                    115.016                     150.517
  9/13/96              141.117                    118.323                     156.326
  9/20/96              137.056                    118.231                     157.876
  9/27/96              134.010                    114.707                     157.746
  10/4/96              136.548                    116.695                     161.289
 10/11/96              134.518                    115.732                     161.188
 10/18/96              141.117                    116.954                     163.554
 10/25/96              140.609                    114.575                     161.283
  11/1/96              131.980                    113.011                     162.037
  11/8/96              142.132                    116.789                     168.364
 11/15/96              135.025                    112.823                     170.021
 11/22/96              137.056                    115.166                     172.637
 11/29/96              138.579                    117.499                     174.634
  12/6/96              142.132                    115.236                     170.700
 12/13/96              132.995                    111.657                     168.249
 12/20/96              137.056                    110.958                     172.947
 12/27/96              137.056                    110.813                     174.856
   1/3/97              135.533                    109.326                     172.872
  1/10/97              127.411                    107.177                     175.587
  1/17/97              123.858                    108.322                     179.469
  1/24/97              125.888                    107.013                     178.179
  1/31/97              133.503                    106.987                     181.868
   2/7/97              137.564                    108.078                     182.776
  2/14/97              142.132                    110.806                     187.241
  2/21/97              138.579                    108.698                     185.756
  2/28/97              141.117                    111.086                     183.293
   3/7/97              144.163                    112.319                     186.688
  2/14/97              150.254                    114.768                     184.039
  3/21/97              150.762                    115.126                     181.960
  3/28/97              139.594                    111.614                     179.653
   4/4/97              136.041                    108.431                     175.982
  4/11/97              134.010                    105.475                     171.357
  4/18/97              137.056                    108.745                     178.041
  4/25/97              131.980                    106.879                     177.826
   5/2/97              140.102                    112.882                     188.985
   5/9/97              143.655                    112.981                     191.843
  5/16/97              152.792                    116.987                     193.163
  5/23/97              151.269                    118.284                     197.234
  5/30/97              150.254                    118.809                     197.596
   6/6/97              147.716                    118.931                     199.951
  6/13/97              149.239                    121.892                     208.262
  6/20/97              151.777                    122.120                     209.552
  6/27/97              143.909                    119.857                     206.953
   7/4/97              144.163                    123.091                     213.924
  7/11/97              148.477                    127.756                     213.963
  7/18/97              150.254                    128.233                     213.663
  7/25/97              165.229                    134.329                     219.154
   8/1/97              177.919                    136.194                     221.214
   8/8/97              176.142                    136.023                     218.077
  8/15/97              172.589                    138.458                     210.563
  8/22/97              172.589                    137.430                     215.947
  8/29/97              170.558                    137.115                     210.391
   9/5/97              175.381                    141.377                     217.388
  9/12/97              175.635                    142.765                     216.282
  9/19/97              183.249                    146.170                     222.583
  9/26/97              176.142                    140.461                     221.426
  10/3/97              171.320                    139.945                     226.106
 10/10/97              179.442                    139.349                     226.655
 10/17/97              175.888                    134.853                     221.316
 10/24/97              177.665                    135.753                     220.745
 10/31/97              176.934                    138.168                     214.503
  11/7/97              183.756                    141.371                     217.631
 11/14/97              185.787                    143.149                     217.927
 11/21/97              192.132                    147.442                     226.155
 11/28/97              185.025                    143.299                     224.432
  12/5/97              194.416                    146.524                     231.179
 12/12/97              183.756                    139.348                     224.128
 12/19/97              170.305                    135.176                     222.607
 12/26/97              163.452                    130.667                     220.196
   1/2/98              171.828                    137.312                     229.380
   1/9/98              169.797                    134.412                     218.318
  1/16/98              174.873                    133.065                     226.303
  1/23/98              177.157                    136.813                     225.400
  1/30/98              171.828                    140.338                     230.812
   2/6/98              185.533                    146.717                     238.506
  2/13/98              187.056                    149.168                     240.405
  2/20/98              190.609                    757.000                     243.814
  2/27/98              190.355                    152.862                     247.460
   3/6/98              201.777                    160.389                     249.077
  3/13/98              205.076                    159.743                     252.222
  3/20/98              208.376                    159.620                     259.459
  3/27/98              206.345                    160.086                     258.637
   4/3/98              210.914                    164.968                     265.111
  4/10/98              206.599                    161.560                     262.361
  4/17/98              203.300                    162.558                     265.232
  4/24/98              195.178                    157.185                     261.752
   5/1/98              200.000                    158.026                     264.937
   5/8/98              206.345                    160.249                     261.974
  5/15/98              216.751                    163.933                     262.323
  5/22/98              214.975                    167.742                     262.802
  5/29/98              210.406                    165.879                     258.233
   6/5/98              211.675                    169.114                     263.767
  6/12/98              217.259                    168.815                     260.318
  6/19/98              216.244                    170.618                     260.773
  6/26/98              213.706                    169.036                     268.544
   7/3/98              217.767                    171.064                     271.712
  7/10/98              221.827                    166.508                     276.075
  7/17/98              221.320                    168.637                     281.413
  7/24/98              212.183                    154.979                     270.543
  7/31/98              214.975                    153.850                     265.860
   8/7/98              198.985                    150.254                     258.529
  8/14/98              200.254                    150.343                     252.323
  8/21/98              198.731                    152.774                     256.782
  8/28/98              188.325                    141.846                     244.014
   9/4/98              174.873                    131.117                     231.449
  9/11/98              175.635                    130.477                     239.909
  9/18/98              186.294                    135.783                     242.614
  9/25/98              164.467                    126.106                     248.494
  10/2/98              140.609                    117.545                     238.580
  10/9/98              149.239                    117.648                     234.335
 10/16/98              166.751                    131.199                     251.504
 10/23/98              168.528                    133.913                     254.923
 10/30/98              156.091                    130.780                     261.676
  11/6/98              161.929                    133.251                     271.855
 11/13/98              163.959                    137.044                     268.342
 11/20/98              172.335                    143.045                     277.421
 11/27/98              175.888                    143.116                     284.376
  12/4/98              161.421                    137.421                     280.743
 12/11/98              162.994                    137.827                     278.397
 12/18/98              153.553                    137.422                     283.580
 12/25/98              159.899                    138.150                     292.726
   1/1/99              176.904                    140.934                     293.527
   1/8/99              179.188                    141.719                     304.586
  1/15/99              172.843                    137.386                     297.009
  1/22/99              165.229                    133.181                     292.715
  1/29/99              169.797                    138.619                     305.801
   2/5/99              177.665                    140.907                     296.265
  2/12/99              153.046                    133.140                     294.189
  2/19/99              151.269                    134.381                     296.423
  2/26/99              154.822                    134.090                     296.298
   3/5/99              162.183                    136.962                     305.312

ON JANUARY 30, 1999

Federated:                         $169.80
S&P 500:                           $305.80
S&P Retail Dept. Store Index       $138.62

                             STOCKHOLDER PROPOSALS

     PROPOSALS FOR 2000 ANNUAL MEETING. Stockholders of Federated may submit proposals on matters appropriate for stockholder action at meetings of Federated's stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act ("Rule 14a-8"). For such proposals to be included in Federated's proxy materials relating to its 2000 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Federated no later than December 22, 1999.

     Except in the case of proposals made in accordance with Rule 14a-8, the By-Laws require that stockholders intending to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of Federated not less than 60 days prior to the meeting. However, in the event that the date of the meeting is not publicly announced by Federated by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the stockholder set forth a description of the business to be brought before the meeting and certain information concerning the stockholder proposing such business, including such stockholder's name and address, the class and number of shares of Federated's capital stock that are owned beneficially by such stockholder and any material interest of such stockholder in the business proposed to be brought before the meeting. The chairman of the meeting may refuse to permit to be brought before the meeting any stockholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to nominate candidates for election as directors. See "Further Information Concerning the Board of Directors -- Director Nomination Procedures."

     OTHER. In December 1998, Federated was notified by Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, NW, Suite 215, Washington, DC 20037, that she intended to submit at the annual meeting a proposal recommending that Federated rotate the location of the annual meeting of its stockholders between Cincinnati and other cities in states where Federated has a large concentration of owners and/or stores. Following discussions with Mrs. Davis, Federated agreed to hold the 2000 annual meeting of its stockholders in Atlanta, Georgia and Mrs. Davis agreed to withdraw her proposal.

                                 OTHER MATTERS

     The Board knows of no business which will be presented for consideration at the annual meeting other than that described in this proxy statement. However, if any business shall properly come before the annual meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.

     The cost of preparing, assembling and mailing the proxy material will be borne by Federated. The Annual Report of Federated for fiscal 1998, which is being mailed to the stockholders together herewith, is not to be regarded as proxy soliciting material. Federated may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of Federated, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Federated will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, Federated has engaged the firm of Georgeson & Company, Inc. ("Georgeson"), of New York City, to assist in the solicitation of proxies on behalf of the Board. Georgeson will solicit proxies with respect to common stock held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to Federated will not substantially exceed $15,000.

                                          By: /s/ DENNIS J. BRODERICK
                                            ------------------------------------
                                               Dennis J. Broderick
                                               Secretary

April 21, 1999

      PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED
         PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE
             ENCLOSED PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE
                 ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO
                    POSTAGE IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX A

                       FEDERATED DEPARTMENT STORES, INC.

                      1995 EXECUTIVE EQUITY INCENTIVE PLAN

                  (AS AMENDED AND RESTATED AS OF MAY 21, 1999)

     Federated Department Stores, Inc., a Delaware corporation (the "Company"), hereby amends and restates this 1995 Executive Equity Incentive Plan (this "Plan") effective, subject to the provisions of Section 13, as of May 21, 1999 (the "Effective Date").

     1. Purpose. The purpose of this Plan is to attract and retain directors, officers, and other key executives and employees of the Company and its subsidiaries and to provide to such persons incentives and rewards relating to the Company's business plans.

     2. Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

        (a) "Appreciation Right" means a right granted pursuant to Section 5.

        (b) "Board" means the Board of Directors of the Company or, pursuant to any delegation by the Board to the Compensation Committee pursuant to
     Section 11, the Compensation Committee.

        (c) "Change in Control" means the occurrence of any of the following events:

           (i) The Company is merged, consolidated, or reorganized into or with another corporation or other legal entity, and as a result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction are held in the aggregate by the holders of the then-outstanding securities entitled to vote generally in the election of directors of the Company (the "Voting Stock") immediately prior to such transaction;

           (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal entity and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of such other corporation or entity immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

           (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report or item therein), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the Voting Stock of the Company;

           (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form, or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

           (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period.

Notwithstanding the foregoing provisions of Section 2(d)(iii) or 2(d)(iv), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" will not be deemed to have occurred for purposes of Section 2(d)(iii) or 2(d)(iv) solely because (1) the Company, (2) a Subsidiary, or (3) any employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or Schedule 14A (or any successor schedule, form, or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

        (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        (e) "Common Shares" means shares of Common Stock of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 8.

        (f) "Compensation Committee" means a committee appointed by the Board in accordance with the By-Laws of the Company consisting of at least three Non-Employee Directors.

        (g) "Date of Grant" means the date determined in accordance with the Board's authorization on which a grant of Option Rights or Appreciation Rights, or a grant of Restricted Shares, becomes effective.

        (h) "Immediate Family" has the meaning ascribed thereto in Rule 16a-1(e) under the Exchange Act.

        (i) "Incentive Stock Options" means Option Rights that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.

        (j) "Market Value per Share" means any of the following, as determined in accordance with the Board's authorization:

           (i) the closing sale price per share of the Common Shares as reported in the New York Stock Exchange Composite Transactions Report (or any other consolidated transactions reporting system which subsequently may replace such Composite Transactions Report) for the New York Stock Exchange (the "NYSE") trading day immediately preceding the date determined in accordance with the Board's authorization, or if there are no sales on such date, on the next preceding day on which there were sales,

           (ii) the average (whether weighted or not) or mean price, determined by reference to the closing sales prices, average between the high and low sales prices, or any other standard for determining price adopted by the Board, per share of the Common Shares as reported in the NYSE Composite Transactions Report as of the date or for the period determined in accordance with the Board's authorization, or

           (iii) in the event that the Common Shares are not listed for trading on the NYSE as of a relevant Date of Grant, an amount determined in accordance with standards adopted by the Board.

        (k) "Non-Employee Director" means a Director of the Company who is not a full-time employee of the Company or any Subsidiary.

        (l) "Nonqualified Stock Option" means Option Rights other than Incentive Stock Options.

        (m) "Optionee" means the optionee named in an agreement with the Company evidencing an outstanding Option Right.

        (n) "Option Price" means the purchase price payable on exercise of an Option Right.

        (o) "Option Right" means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4.

        (p) "Participant" means a person who is approved by the Board to receive benefits under this Plan and who is at the time an officer, executive, or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities, and also includes each Non-Employee Director.

        (q) "Restricted Shares" means Common Shares issued pursuant to Section 6 as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in Section 6 has expired.

        (r) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act (or any successor rule substantially to the same effect), as in effect from time to time.

        (s) "Spread" means the excess of the Market Value per Share of the Common Shares on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price provided for in the related Option Right.

        (t) "Subsidiary" has the meaning specified in Rule 405 promulgated under the Securities Act of 1933, as amended (or in any successor rule substantially to the same effect).

     3. Shares Available Under the Plan. Subject to adjustment as provided in
Section 8, the number of Common Shares that may be issued or transferred under this Plan upon the exercise of Option Rights or Appreciation Rights or as Restricted Shares and released from substantial risks of forfeiture thereof, may not exceed the sum of (i) 7.5 million and (ii) the number of Common Shares which remain available for issuance under this Plan immediately prior to the Effective Date. The aggregate number of Common Shares issued under this Plan upon the grant of Restricted Shares may not exceed the number of Common Shares which remain available for issuance under this Plan upon the grant of Restricted Shares immediately prior to the Effective Date. Shares issued under this Plan may be shares of original issuance or treasury shares or a combination of the foregoing. No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than 1.0 million Common Shares in any period of three fiscal years of the Company, subject to adjustment as provided in Section 8.

     4. Option Rights. The Board may from time to time authorize the grant to Participants of options to purchase Common Shares upon such terms and conditions as it may determine in accordance with the following provisions:

        (a) Each grant will specify the number of Common Shares to which it pertains and the term during which the rights granted thereunder will exist. The aggregate number of Common Shares to which the grants to any Non-Employee Director in any fiscal year of the Company pertain shall not exceed 3,500 (subject to adjustment as provided in Section 8).

        (b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share as of the Date of Grant.

        (c) Each grant will specify whether the Option Price is payable (i) in cash, (ii) by the actual or constructive transfer to the Company of nonforfeitable, unrestricted Common Shares already owned by the Optionees (or other consideration authorized pursuant to Section 4(d)) having an actual or constructive value as of the time of exercise as determined by the Board or in accordance with the applicable agreement referred to in
     Section 4(i), equal to the total Option Price, or (iii) by a combination of such methods of payment.

        (d) The Board may determine, at or after the Date of Grant, that payment of the Option Price of any option (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other Common Shares that are forfeitable or subject to restrictions on transfer, or other Option Rights (based on the Spread on the date of exercise). Unless otherwise determined by the Board at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this paragraph, the Common Shares received upon the exercise of the Option Rights will be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent of
     (i) the number of shares surrendered in payment of the Option Price or (ii) the Spread of any unexercisable portion of Option Rights surrendered in payment of the Option Price.

        (e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on the exercise date of some or all of the shares to which such exercise relates.

        (f) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

        (g) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary which is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control or other event.

        (h) Option Rights granted under this Plan may be (i) Incentive Stock Options, (ii) Nonqualified Stock Options, or (iii) combinations of the foregoing.

        (i) Each grant of Option Rights will be evidenced by an agreement executed on behalf of the Company by any officer, director, or, if authorized by the Board, employee of the Company and delivered to the Optionee and containing such terms and provisions as the Board may approve, except that in no event will any such agreement include any provision prohibited by the express terms of this Plan.

     5. Appreciation Rights. The Board may also authorize the grant to any Optionee (other than a Non-Employee Director) of Appreciation Rights in respect of Option Rights granted hereunder. An Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right or in accordance with the applicable agreement referred to in Section 5(f), to receive from the Company an amount, as determined by the Board, which will be expressed as a percentage of the Spread at the time of exercise. Each such grant will be in accordance with the following provisions:

        (a) Any grant may provide that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Shares, or in any combination thereof and may either grant to the Optionee or retain in the Board the right to elect among those alternatives.

        (b) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board as of the Date of Grant.

        (c) Any grant may specify waiting periods before exercise and permissible exercise dates or periods and will provide that no Appreciation Right may be exercised except at a time when the related Option Right is also exercisable and at a time when the Spread is positive.

        (d) Any grant may specify that such Appreciation Right may be exercised only in the event of a Change in Control or other event.

        (e) Any grant may provide that, in the event of a Change in Control, then any such Appreciation Right will automatically be deemed to have been exercised by the Optionee, the related Option Right will be deemed to have been surrendered by the Optionee and will be canceled, and the Company forthwith upon the consummation thereof will pay to the Optionee in cash an amount equal to the Spread at the time of such consummation.

        (f) Each grant of Appreciation Rights will be evidenced by an agreement executed on behalf of the Company by any officer, director, or, if authorized by the Board, employee of the Company and delivered to and accepted by the Optionee, which agreement will describe such Appreciation Rights, identify the related Option Rights, state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions as the Board may approve, except that in no event will any such agreement include any provision prohibited by the express terms of this Plan.

     6. Restricted Shares. The Board may also authorize the issuance or transfer of Restricted Shares to Participants (other than Non-Employee Directors) in accordance with the following provisions:

        (a) Each such issuance or transfer will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend, and other ownership rights, but subject to the substantial risk of forfeiture provided below.

        (b) Each such issuance or transfer may be made without additional consideration.

        (c) Each such issuance or transfer will provide that the Restricted Shares covered thereby will be subject, except (if the Board so determines) in the event of a Change in Control, to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, for a period to be determined by the Board at the Date of Grant; provided, however, that at least a portion of the Restricted Shares covered by such issuance or transfer will be subject to a "substantial risk of forfeiture" within the meaning of
     Section 83 of the Code for a period of (i) at least one (1) year following the Date of Grant in the case of a performance-based grant of Restricted Shares, and (ii) at least three (3) years following the Date of Grant in the case of any grant of Restricted Shares that is not performance based.

        (d) Each such issuance or transfer will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed in or pursuant to the agreement referred to in Section 6(e) (which restrictions may include, without limitation, rights of repurchase or first refusal or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

        (e) Each issuance or transfer of Restricted Shares will be evidenced by an agreement executed on behalf of the Company by any officer, director, or, if authorized by the Board, employee of the Company and delivered to and accepted by the Participant and containing such terms and provisions as the Board may approve except that in no event will any such agreement include any provision prohibited by the express terms of the Plan. All certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Restricted Shares, which may be executed by any officer of the Company upon a determination by the Board that an event causing the forfeiture of the Restricted Shares has occurred.

     7. Transferability.

        (a) Except as provided in Section 7(b), no Option Right, Appreciation Right, or Restricted Share granted, issued, or transferred under this Plan will be transferable otherwise than (i) upon death, by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order, as that term is defined in the Code or the rules thereunder Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules thereunder, or (iii) to a fully revocable trust of which the Optionee is treated as the owner for federal income tax purposes.

        (b) Notwithstanding the provisions of Section 7(a), Option Rights, Appreciation Rights, and Restricted Shares (including Option Rights, Appreciation Rights, and Restricted Shares granted, issued, or transferred under this Plan prior to the Effective Date) will be transferable by a Participant who at the time of such transfer is eligible to earn "Long-Term Incentive Awards" under the Company's 1992 Incentive Bonus Plan, as amended (or any successor plan thereto) or is a Non-Employee Director, without payment of consideration therefor by the transferee, to any one or more members of the Participant's Immediate Family (or to one or more trusts established solely for the benefit of one or more members of the Participant's Immediate Family or to one or more partnerships in which the only partners are members of the Participant's Immediate Family); provided, however, that (i) no such transfer will be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any such transferee will be subject to the same terms and conditions hereunder as the Participant.

        (c) The Board may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6, will be subject to further restrictions on transfer.

     8. Adjustments. The Board may make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights or Appreciation Rights granted hereunder, in the prices per share applicable to such Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as the Board may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing; provided, however, that no such adjustment in the numbers of Common Shares covered by outstanding Option Rights or Appreciation Rights will be made unless such adjustment would change by more than 5% the number of Common Shares issuable upon exercise of Option Rights or Appreciation Rights; provided, further, however, that any adjustment which by reason of this Section 8 is not required to be made currently will be carried forward and taken into account in any subsequent adjustment. In the event of any such transaction or event, the Board may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 as the Board may determine is appropriate to reflect any transaction or event described in this Section 8.

     9. Fractional Shares. The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Board may provide for the elimination of fractions and for the settlement of fractions in cash.

     10. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local, or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements may include relinquishment of a portion of such benefit.

     11. Administration of the Plan.

        (a) This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation Committee or any subcommittee thereof.

        (b) The Board will take such actions as are required to be taken by it hereunder, may take the actions permitted to be taken by it hereunder, and will have the authority from time to time to interpret this Plan and to adopt, amend, and rescind rules and regulations for implementing and administering this Plan. All such actions will be in the sole discretion of the Board, and when taken, will be final, conclusive, and binding. Without limiting the generality or effect of the foregoing, the interpretation and construction by the Board of any provision of this Plan or of any agreement, notification, or document evidencing the grant of Option Rights, Appreciation Rights, or Restricted Shares, and any determination by the Board in its sole discretion pursuant to any provision of this Plan or of any such agreement, notification, or document will be final and conclusive. Without limiting the generality or effect of any provision of the Certificate of Incorporation of the Company, no member of the Board will be liable for any such action or determination made in good faith.

        (c) The provisions of Sections 4, 5, and 6 will be interpreted as authorizing the Board, in taking any action under or pursuant to this Plan, to take any action it determines in its sole discretion to be appropriate subject only to the express limitations therein contained and no authorization in any such Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Board.

        (d) The existence of this Plan or any right granted or other action taken pursuant hereto will not affect the authority of the Board or the Company to take any other action, including in respect of the grant or award of any option, security, or other right or benefit, whether or not authorized by this Plan, subject only to limitations imposed by applicable law as from time to time applicable thereto.

     12. Amendments, Etc.

        (a) This Plan may be amended from time to time by the Board, but without further approval by the holders of a majority of the Common Shares actually voting on the matter at a meeting of the Company's stockholders or such other approval as may be required by Rule 16b-3, no such amendment will (i) increase the maximum numbers of Common Shares or Restricted Shares issuable pursuant to Section 3 or the maximum number of Common Shares that may be subject to Option Rights or Appreciation Rights granted to any Participant in any period of three fiscal years of the Company (except that adjustments and additions authorized by this Plan will not be limited by this provision) or (ii) cause Rule 16b-3 to become inapplicable to this Plan or Option Rights, Appreciation Rights, or Restricted Shares granted, issued, or transferred hereunder during any period in which the Company has any class of equity securities registered pursuant to Section 13 or 15 of the Exchange Act.

        (b) In case of termination of employment by reason of death, disability, or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 7(b), the Board may take such action as it deems equitable in the circumstances or in the best interests of the Company, including without limitation waiving or modifying any other limitation or requirement under any such award.

        (c) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant's employment or other service at any time.

        (d) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right, but will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

        (e) This Plan will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. If any provision of this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

     13. Effectiveness. The amendment and restatement of this Plan set forth herein will not become effective unless the holders of a majority of the Common Shares present in person or by proxy at a meeting of the stockholders of the Company and entitled to vote generally in the election of directors approve the amendments to be effected hereby.

INSTRUCTIONS FOR VOTING YOUR PROXY

Federated is now offering shareholders of record three alternative means of voting proxies:

* BY TELEPHONE (using a touch-tone phone)
* THROUGH THE INTERNET (using a browser)
* BY MAIL (traditional method)


Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING Available only for residents of the United States and Canada.
* On a touch tone telephone, call TOLL FREE 1-877-805-2665, 24 hours a day, 7 days a week.
* Enter ONLY the Control Number shown below.
* Have your proxy card ready, then follow the instructions.
* Your vote will be confirmed and cast as you directed.
* The deadline for casting your vote is 5:00 p.m., Eastern time on May 20, 1999.

INTERNET VOTING
* Visit our Internet voting website at http://cybervote.georgeson.com.
* Enter Federated's Number AND the Control Number shown below and follow the instructions on your screen.
* You will incur only your usual Internet charges.
* The deadline for casting your vote is 5:00 p.m., Eastern time on May 20, 1999.

VOTING BY MAIL
* Simply mark, sign and date your proxy card and return it in the postage-paid envelope.
* IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL
  YOUR PROXY CARD.

                  FEDERATED NUMBER                            CONTROL NUMBER
                  ----------------                            --------------


                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

THE DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEMS 2 AND 3.

1.   Election of Directors
     FOR all nominees      ____             WITHHOLD AUTHORITY to vote ____             *EXCEPTIONS  ____
     listed below                           for all nominees listed below.

Nominees for a three-year term:  Meyer Feldberg, Terry J. Lundgren, Ronald W. Tysoe and Marna C. Whittington.
(INSTRUCTIONS:  To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space below.)
*Exceptions

2. To ratify the appointment of KPMG LLP as Federated's independent accountants for the fiscal year ending January 29, 2000.
FOR  ____                  AGAINST  ____             ABSTAIN ____

3. To amend Federated's 1995 Executive Equity Incentive Plan to increase the number of shares of Federated's common stock available for issuance under the plan.
FOR  ____                  AGAINST  ____             ABSTAIN  ____

For purposes of the 1999 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement) unless the undersigned checks the following box: ___

Change of Address  Mark Here                ____

This proxy should be dated, signed by the shareholder as his or her name appears hereon, and returned promptly in the enclosed envelope. Joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Dated:                                               , 1999


Signature of Shareholder


Signature of Shareholder


      VOTES MUST BE INDICATED, AS IN EXAMPLE TO THE LEFT, IN BLACK OR BLUE INK.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENVELOPE PROVIDED. IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

                        FEDERATED DEPARTMENT STORES, INC.

            PROXIES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                 ANNUAL MEETING OF STOCKHOLDERS ON MAY 21, 1999

         The undersigned holder of shares of Common Stock of Federated hereby appoints Marna C. Whittington, Karl M. von der Heyden and Ronald W. Tysoe, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of Federated to be held at its corporate offices located at 7 West Seventh Street, Cincinnati, Ohio 45202, at 11:00 a.m., Eastern Daylight Time, on Friday, May 21, 1999, and at any and all postponements and adjournments thereof, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

         THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEMS 2 AND 3, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES IN RESPECT OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued on the other side)